As filed March 23, 2005                                      File No. 333-122173

--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM SB-2/A
                                 AMENDMENT NO. 1


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               CIROND CORPORATION
                 (Name of small business issuer in its charter)

           NEVADA                                   3577                                88-0469593
  (State or jurisdiction of             (Primary Standard Industrial       (I.R.S. Employer Identification No.)
incorporation or organization            Classification Code Number)

                          4185 STILL CREEK DRIVE #B-101
                    BURNABY, BRITISH COLUMBIA, CANADA V5C 6G9
                                 (604) 205-5039
          (Address and telephone number of principal executive offices)

     4185 STILL CREEK DRIVE #B-101 BURNABY, BRITISH COLUMBIA, CANADA V5C 6G9 (Address of principal place of business or intended principal place of business)

                             FAY M. MATSUKAGE, ESQ.
                   DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
                          455 SHERMAN STREET, SUITE 300
                             DENVER, COLORADO 80203
                                 (303) 777-3737
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                             FAY M. MATSUKAGE, ESQ.
                   DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
                          455 SHERMAN STREET, SUITE 300
                             DENVER, COLORADO 80203
                       (303) 777-3737; (303) 777-3823 FAX

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                 ----------

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          ---------

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          ---------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------

  TITLE OF EACH CLASS OF                                    PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
     SECURITIES TO BE              AMOUNT TO BE            OFFERING PRICE PER      AGGREGATE OFFERING      REGISTRATION FEE
        REGISTERED             REGISTERED(1)<F1>(2)<F2>        UNIT (3)<F3>            PRICE (3)<F3>             (4)<F4>
----------------------------------------------------------------------------------------------------------------------------

Common stock, $0.001 par             29,776,867                    $0.26               $7,741,985.42             $911.23
value per share

----------------------------------------------------------------------------------------------------------------------------
--------------

(1)<F1> Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable as a result of any stock splits, stock dividends, or other similar transactions.


(2)<F2> Includes shares representing 125% of (i) all of the shares of common stock issuable upon conversion in full of the preferred stock, (ii) all shares of common stock issuable upon exercise of the warrants, (iii) all of the Additional Investment Right Shares, (iv) all shares of common stock issuable upon exercise of the warrants issued to Ascendiant Securities, LLC, (v) any securities issued or issuable upon any stock split, dividend or other distribution recapitalization or similar event with respect to the foregoing and (vi) any additional shares issuable in connection with any anti-dilution provisions in the preferred stock, the warrants or the warrants issued to Ascendiant Securities, LLC.



(3)<F3> Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the bid and asked prices for such shares of common stock on March 18, 2005, as reported by the OTC Bulletin Board.



(4)<F4>  A fee of $991.91 was paid upon the initial filing.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, Dated March 23, 2005



                               CIROND CORPORATION
                          UP TO SHARES OF COMMON STOCK



         Unless the context otherwise requires, the terms "we", "our" and "us" refers to Cirond Corporation.


         This prospectus relates to the resale by selling stockholders of up to 29,776,867 shares of common stock. We will not receive any proceeds from sale of any of the shares offered by the selling stockholders. We will pay the expenses of registering these shares.



         Our common stock is traded on the OTC Bulletin Board under the symbol "CROO.OB." On March 21, 2005, the closing bid price for our common stock was $0.26 per share.



         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" OF THIS PROSPECTUS, BEGINNING ON PAGE 4.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                               ____________, 2005

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................8

USE OF PROCEEDS................................................................9
MARKET FOR COMMON EQUITY.......................................................9
DIVIDEND POLICY................................................................9
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................10
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE...........................................14
BUSINESS......................................................................16
MANAGEMENT....................................................................20
EXECUTIVE COMPENSATION........................................................22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................26
DESCRIPTION OF SECURITIES.....................................................27
SELLING STOCKHOLDERS..........................................................29
PLAN OF DISTRIBUTION..........................................................31
LEGAL MATTERS.................................................................32
EXPERTS.......................................................................32
ADDITIONAL INFORMATION........................................................33
REPORTS TO STOCKHOLDERS.......................................................33
INDEX TO FINANCIAL STATEMENTS.................................................34

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.

CIROND CORPORATION


         We are engaged in the development of technologies designed to securing wired and wireless networks against the rapidly growing security threat represented by the deployment of unauthorized wireless devices.
  We have developed and market primarily software-based products incorporating our proprietary technology that focus on products using 802.11b Wireless Local Area Network ("WLAN") technology.


         Our principal executive offices are located at 4185 Still Creek Drive #B-101, Burnaby, British Columbia, Canada V5C 6G9, and our telephone number is
(604) 205-5039. Our website is located at WWW.CIROND.COM. Information contained in our website is not part of this prospectus.

THE OFFERING


Securities offered............Up to 29,776,867 shares of common stock that may be acquired by selling stockholders.


Use of proceeds...............We will not receive any of the proceeds from the selling stockholders of shares of our common stock.


Securities outstanding........37,110,000 shares of common stock as of March 11,
                              2005.


Plan of distribution..........The offering is made by the selling stockholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

Risk factors..................An investment is subject to risk.  See "Risk
                              Factors."

SUMMARY SELECTED FINANCIAL INFORMATION

         The balance sheet and income statement data shown below were derived from our audited and unaudited consolidated financial statements. You should read this summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and our financial statements.

BALANCE SHEET DATA:
                                                                    DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                                        2004              2003              2002

Cash..........................................................   $     1,308,086   $        86,066   $        60,135
Working capital (deficit) ....................................   $       497,618   $      (805,745)  $      (238,616)
Total assets..................................................   $     1,405,059   $       182,246   $        99,548
Total liabilities.............................................   $       843,224   $       923,982   $       302,676
Redeemable, convertible preferred stock.......................   $        70,500   $            --   $            --
Stockholders' equity (deficit)................................   $       491,335   $      (741,736)  $      (203,128)


INCOME STATEMENT DATA:
                                                                     YEAR ENDED       YEAR ENDED              YEAR ENDED
                                                                    DECEMBER 31,     DECEMBER 31,            DECEMBER 31,
                                                                        2004             2003                    2002

Revenue.......................................................   $        27,649   $       955,931(1)<F1>  $        27,649
Net (loss)....................................................   $    (1,063,962)  $    (1,437,439)        $    (1,063,962)
Basic and diluted (loss) per share............................   $         (0.06)  $         (0.04)        $         (0.06)

---------------------

(1)<F1> 83% of these revenues were attributable to a source code licensing agreement, which was completely performed as of January 20, 2005. We do not anticipate that any additional revenues will be received from this customer during the fiscal year ended December 31, 2005.


                                  RISK FACTORS

         Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus and in our other filings with the SEC, before making an investment decision. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.


SINCE WE HAVE INCURRED LOSSES SINCE OUR INCEPTION AND WILL CONTINUE TO INCUR LOSSES IN THE FUTURE, WE CANNOT ASSURE YOU THAT WE WILL SUCCEED OR BE PROFITABLE.



         To date our operations have generated insufficient revenues to provide working capital for our ongoing overhead and our research and development efforts. As of December 31, 2004, we had an accumulated deficit of $3,141,514. Without adequate financing, we may not be able to develop and market successfully any technologies or products and we may not achieve profitability from operations in the near future or at all.



OUR FUTURE EXISTENCE REMAINS UNCERTAIN AND THE REPORT OF OUR AUDITORS ON OUR DECEMBER 31, 2004 FINANCIAL STATEMENTS CONTAINS A "GOING CONCERN" QUALIFICATION.



         The report of the independent auditors on our financial statements for the year ended December 31, 2004, includes an explanatory paragraph relating to our ability to continue as a going concern. We have suffered substantial losses and incurred negative cash flow from operations since inception, require additional financing, and need to continue the development of our products. Ultimately we need to generate additional revenues and attain profitable operations. These factors raise substantial doubt about our ability to continue as a going concern. There can be no assurance that we will be able to develop a commercially viable product or marketing system. Even if we are able to develop a commercially viable product, there is no assurance that we will be able to attain profitable operations.



IF WE CANNOT OBTAIN ADEQUATE FINANCING TO CONTINUE OUR PLANNED OPERATIONS, WE MAY HAVE TO CURTAIL MARKETING EFFORTS AND/OR RESEARCH AND DEVELOPMENT EFFORTS, THEREBY IMPAIRING OUR ABILITY TO GENERATE SALES REVENUES.



         We have relied in the past on the sale of equity capital to fund working capital and our research and development efforts, as our revenues are not sufficient to cover our operating costs. Failure to generate sufficient operating cash flow or to obtain additional financing could result in delay or cause indefinite postponement of further research and development with the possible loss of being able to develop new products ahead of our competition. The lack of adequate cash could also impair our marketing efforts and thereby decrease our ability to sell our products and generate revenues.



         While we had working capital of $497,618 at December 31, 2004, our projected "burn rate" for the current fiscal year is such that we will need cash from one or more external sources of approximately $700,000 to $800,000.

We intend to conduct additional financings during the fiscal year ending December 31, 2005. Any future financing through the issuance of our common stock will likely result in a substantial dilution to our stockholders.

TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT.

         We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of common stock which we sell could be sold into the market, which could adversely affect market price.


IF WE CANNOT CONTINUE TO DEVELOP NEW TECHNOLOGIES AND PRODUCTS, WE WILL NOT BE ABLE TO COMPETE WITH OTHERS IN OUR INDUSTRY.



         Developments in the information technology industry occur constantly. Our future will depend upon our ability to not only stay abreast of such developments, but to successfully develop and market innovative products in this rapidly changing technological environment. If we cannot offer useful products, our business will not succeed. We will likely require significant capital to develop new technologies and products to meet changing customer demands and communications standards. Moreover, expenditures for technology and product development are generally made before the commercial viability for such developments can be assured. As a result, we cannot assure that we will successfully develop and market new products, that the products we do develop and market will be well received by customers, or that we will realize a return on the capital expended to develop such products.



WE MAY NOT BE ABLE TO SUFFICIENTLY PROTECT OUR INTELLECTUAL PROPERTY, THEREBY EXPOSING IT TO THE RISK OF BEING PIRATED OR COPIED AND CAUSING US TO LOSE A COMPETITIVE ADVANTAGE.



         We have developed certain technology that works with and manages wireless networks. We believe that our ability to sell our products using this technology is dependent on how unique or innovative our technology is perceived to be by prospective customers. If we cannot protect our proprietary technology, we will not be able to compete effectively. Our products may not be patentable. If we apply for any patents, there are no assurances that one will be granted or will afford us commercially significant protection for the technology or have commercial application. Furthermore, any patents we are issued will not have been tested in the courts and litigation may be necessary to determine the validity and scope of those patents. Moreover the patent laws of foreign countries may differ from those of the United States and the degree of protection afforded by foreign patents may therefore be different. In the event our products are successfully marketed, competitors with greater financial resources and marketing ability may copy our products or develop equivalent or superior products. In addition, we may rely on unpatented know-how and there can be no assurance others will not obtain access to, or independently develop, such know-how. The extent to which we will utilize confidentiality agreements is unknown, and there are no assurances that any of our products can be maintained as a trade secret.



OUR COMPETITORS HAVE GREATER RESOURCES, WHICH COULD ENABLE THEM TO ENGAGE IN ACCELERATED RESEARCH AND DEVELOPMENT EFFORTS, THEREBY RESULTING IN PRODUCTS SUPERIOR TO OURS.


         The industry in which we engage is intensely competitive, and we compete with other companies that have greater resources. In addition, we have licensed our technology to another company, and may in the future license our technology to other companies, with greater financial resources and which may compete against us. Such companies may be able to hire more programming and research talent than our financial resources permit. In our industry, often the first to develop a needed solution gains the competitive edge. In addition, such companies may have a greater ability to continue research and development efforts and, if desired technology and/or products are developed, to market such technology and/or products.

OUR SUCCESS DEPENDS ON OUR KEY MANAGEMENT PERSONNEL, THE LOSS OF ANY OF WHOM COULD IMPAIR OUR BUSINESS.



         The success of our operations and activities is dependent to a substantial extent on the efforts and abilities of our Nicholas Miller, our President and Chief Executive Officer, and Mitchell Burton, our Chief Technology Officer. Mr. Miller currently spearheads our sales and marketing strategies and efforts, while Mr. Burton is responsible for developing our products. The loss of services of either of these men could result in a serious setback in these critical business functions, which in turn would result in decreased revenues. We have not obtained "key man" insurance for any of our management.


OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.


         Our limited operating history and the lack of established products make it difficult to predict accurately our future operations. For example, one customer generated 83% of our revenues for the year ended 2004 and is not likely to generate any significant revenues for the current fiscal year. Since many of our products have only been recently introduced, they lack sales history on which we can project sales revenues for the current year with any reliability. Therefore, we expect that our operating results will fluctuate significantly from quarter to quarter, due to our inability to predict or control our revenues. If our operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline significantly. The factors that could cause our operating results to fluctuate include, but are not limited to:


       o   developments in wireless networking technology;
       o price and availability of alternative solutions for wireless networking systems;
       o   availability and cost of technology and marketing personnel;
       o our ability to establish and maintain key relationships with industry partners;
       o the amount and timing of operating costs and capital expenditures relating to maintaining our business, operations, and infrastructure; and
       o general economic conditions and economic conditions specific to the technology sector.

         These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

         In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation were to be brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.


         Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock, as some brokers refrain from trades involving penny stocks to avoid the additional work to comply with these requirements. As a result, your ability to sell your securities in the secondary market could be limited.



OUR ISSUANCE OF THE SERIES B PREFERRED STOCK AND WARRANTS COULD SUBSTANTIALLY DILUTE THE INTERESTS OF SHAREHOLDERS BECAUSE THE SHARES AND WARRANTS CAN BE CONVERTED OR EXERCISED AT A PRICE BELOW MARKET.


         The shares of Series B preferred stock we issued in December 2004 are convertible by the holders into shares of our common stock at any time prior to their scheduled redemption in December 2009 at a conversion price of $0.43, subject to adjustments for stock splits, stock dividends, stock combinations, and other similar transactions. The conversion price could be lowered, perhaps substantially, in a variety of circumstances, including our issuance of common stock below the conversion price, either directly or in connection with the issuance of most securities that are convertible into, or exercisable for, shares of our common stock.


         In addition, we issued to the holders of Series B preferred stock in December 2004 five-year warrants entitling the warrant holders to purchase an aggregate of 2,325,584 shares of our common stock at an exercise price of $0.55 per share. Both the number of warrants and the exercise price are subject to adjustments that could make them further dilutive to our shareholders. Neither the Series B preferred stock nor the warrants establish a "floor" that would limit reductions in the conversion price of the preferred stock or the exercise price of the warrants that may occur under certain circumstances. Correspondingly, there is no "ceiling" on the number of shares that may be issuable under certain circumstances under the anti-dilution adjustment in the preferred stock and warrants. We also issued to Ascendiant Securities, LLC warrants for the purchase of an amount equal to 8% of the securities issued in the December 2004 transaction. Accordingly, our issuance of the preferred stock and warrants could result in substantial dilution to the detriment of our other shareholders.


OUR FAILURE TO SATISFY OUR REGISTRATION, LISTING, AND OTHER OBLIGATIONS WITH RESPECT TO THE COMMON STOCK UNDERLYING THE PREFERRED STOCK AND THE WARRANTS COULD RESULT IN ADVERSE CONSEQUENCES, INCLUDING ACCELERATED REDEMPTION OF THE PREFERRED STOCK.


         We are required to maintain the effectiveness of the registration statement, of which this document forms a part, covering the resale of the common stock underlying the preferred stock and warrants, until the earlier of the date the underlying common stock may be resold pursuant to Rule 144(k) under the Securities Act of 1933 or the date on which the sale of all the underlying common stock is completed, subject to certain exceptions. We will be subject to various penalties for failing to meet our registration obligations and the related listing obligations for the underlying common stock, which include cash penalties and either (i) the forced redemption of the preferred stock in cash or at a redemption price equal to a number of shares of common stock calculated by dividing the Triggering Redemption Amount by 75% of the average of the 10 closing prices immediately prior to the date of redemption or (ii) increasing the dividend on all of the outstanding preferred stock to equal 18% per annum thereafter. The Triggering Redemption Amount for each share of preferred stock means the sum of (i) the greater of (A) $1,200 and (B) the product of (a) the closing price on the trading day immediately preceding the date of the triggering event and (b) $1,000 divided by the then conversion price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other amounts due in respect of the preferred stock. Payment of the cash penalties or increased dividends will decrease our then available cash and increase our expenses. A forced redemption of the preferred stock for cash would also decrease our then available cash, while a forced redemption for shares would result in the issuance of common stock at a substantial discount from the market price at the time. Holders could sell the shares and cause the market price to decline, to the detriment of other shareholders.


FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION.

         From time to time, we sell restricted stock, warrants, and convertible debt to investors in private placements. Because the stock is restricted, the stock is sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or even lower than market prices. These transactions cause dilution to existing stockholders. Also, from time to time, options are issued to officers, directors, or employees, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing stockholders. The amount of dilution will depend on the spread between the market and exercise price, and the number of shares involved.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES OF OUR COMMON STOCK.

         Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

THE ISSUANCE OF SHARES UPON EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may sell the full amount issuable on exercise. In addition, such shares would increase the number of shares in the "public float" and could depress the market price for our common stock.

IT MAY BE DIFFICULT TO ENFORCE JUDGMENTS PREDICATED ON THE FEDERAL SECURITIES LAWS ON OUR OFFICERS AND DIRECTORS WHO ARE NOT U.S. RESIDENTS.

         Most of our officers and directors reside outside the United States and maintain their assets outside the United States. As a result it may be difficult or impossible to effect service of process within the United States upon them, to bring suit in the United States or to enforce, in the U.S. courts, any judgment obtained there against them predicated upon any civil liability provisions of the U.S. federal securities laws.

         Foreign courts may not entertain original actions against our officers or directors predicated solely upon U.S. federal securities laws. Furthermore, judgments predicated upon any civil liability provisions of the U.S. federal securities laws may not be directly enforceable in foreign countries.


WE MAY BE FORCED TO DEFEND OURSELVES IN AN ACTION BY ONE OF OUR INVESTORS, WHICH COULD RESULT IN A JUDGMENT AND LEGAL FEES BEING ASSESSED AGAINST US.



         In April 2004, we received $2,000,000 in funds from a private investor in connection with a private placement offering pursuant to an irrevocable written subscription agreement. The investor later requested that his investment be rescinded and, without waiving any of our rights we may have against the investor under the subscription agreement, we returned $1,600,000 to the investor. It is our intent to return the remaining $400,000 balance of the investment only when the investor enters into a mutual settlement agreement acceptable to us. To date, our offer to return the remaining $400,000 upon execution of a mutual settlement agreement has been rejected by the investor. We have informed the investor that if he continues to refuse to execute the settlement agreement, we will enforce the terms of the subscription agreement relating to the remaining $400,000 and issue shares of our common stock and common stock purchase warrants in accordance with the terms of the subscription agreement. The investor has indicated that he may initiate an action to recover the remaining $400,000. If the investor were to be successful, he could recover the remaining $400,000 and possibly the costs of maintaining the legal action, including legal fees.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements." All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") include, but are not limited to:

   o   our ability to generate desired technologies;
   o   the lack of liquidity of our common stock;
   o   the risks associated with technology companies;
   o   our ability to find and retain skilled personnel;
   o   availability of capital;
   o   the strength and financial resources of our competitors;
   o   general economic conditions; and

   o the securities or capital markets and other factors disclosed under "Management's Discussion and Analysis or Plan of Operation," "Business" and elsewhere in this prospectus.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the selling stockholders of shares of our common stock. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. The warrants contain a provision for cashless exercise. If that provision is utilized, we will not receive any proceeds.


                            MARKET FOR COMMON EQUITY

         Our common stock has been listed on the over-the-counter bulletin board ("OTCBB") since September 3, 2002, originally under the symbol "EXMA." Since October 16, 2003, it has been listed under the symbol "CROO." The trading symbol often appears as "CROO.OB" in quotation requests on the Internet. Trading did not commence until December 5, 2003. The following table sets forth the range of high and low bid quotations for each fiscal quarter for the last two fiscal years and the current fiscal year, and have been adjusted to reflect a 1-for-16 reverse stock split. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

         FISCAL QUARTER ENDING                      HIGH BID          LOW BID

         December 31, 2003......................    $   1.01         $   1.01
         March 31, 2004.........................    $   1.50         $   0.65
         June 30, 2004..........................    $   1.50         $   1.26
         September 30, 2004.....................    $   1.60         $   0.85
         December 31, 2004......................    $   1.38         $   0.45


         On March 21, 2005, the closing bid price for the common stock on the OTC Bulletin Board was $0.26.



         As of March 11, 2005, there were 164 record holders of our common stock. Since our inception, no cash dividends have been declared on our common stock.


                                 DIVIDEND POLICY


         We do not anticipate paying dividends on our common stock at any time in the foreseeable future. Our board of directors plans to retain earnings for the development and expansion of our business. Our directors also plan to regularly review our dividend policy. Any future determination as to the payment of dividends will be at the discretion of our directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and other factors as the board may deem relevant. We cannot pay any dividends on our common stock if any dividends due on our outstanding Series B preferred stock are unpaid. Dividends of $2,466 were accrued to December 31, 2004 related to redeemable, convertible preferred stock issued on December 22, 2004.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW


         On November 25, 2003, pursuant to a Stock Exchange Agreement with Seaside Holdings Inc. (f/k/a Cirond Technologies Inc.), a Colorado corporation ("CTI"), as amended by the First Amendment to the Stock Exchange Agreement dated November 13, 2003 (the "First Amendment") (the Exchange Agreement and the First Amendment are collectively referred to herein as the "Agreement"), we acquired all of the issued and outstanding capital stock of CTI's wholly owned subsidiary, Cirond Networks, Inc., a Nevada corporation ("CNI"), in exchange for 17,000,000 post-Forward Split shares of our common stock. As a result of this share exchange, CTI owned approximately 51.2% (not taking into account the issuance of 750,000 shares of our common stock in a private placement, the certificates for which were issued subsequent to December 31, 2003, or 1,300,000 shares of common stock issued for the CNI Indebtedness described below) of our issued and outstanding shares. In addition, pursuant to the terms of the Agreement, we issued an aggregate of 1,300,000 post-Forward Split shares of our common stock to fulfill CNI's debt obligations totaling $650,000 owed to Cirond Venture Partners Inc., Stumdell Limited, and Steven Velardi. These three parties loaned $650,000 to CNI and agreed to be paid in shares at the same price at which shares were sold in the private placement.


         As a result of the Agreement, effective November 25, 2003, CNI became our wholly-owned subsidiary. We changed our name to Cirond Corporation as of October 14, 2003.


         For accounting purposes, the acquisition of CNI has been accounted for as a recapitalization transaction. Under recapitalization accounting, CNI is considered to have issued shares for consideration equal to our net monetary assets with the results of our operations included in the consolidated financial statements from the date of recapitalization on November 25, 2003. The consolidated statements of loss, stockholders' deficiency and comprehensive loss and cash flows reflect the results of operations and changes in financial position of CNI, for the period January 1, 2003 to December 31, 2003 and January 1, 2004 to December 31, 2004, combined with those of the legal parent, Cirond Corporation, from November 25, 2003, the date of the recapitalization, in accordance with accounting principles generally accepted in the United States of America.



         As CNI is a software development company, it earns revenues through license sales of its products, all of which utilize the proprietary technology developed by CNI. Development of the technology requires a significant outlay of cash before a viable product is developed that utilizes the technology. After development of a product, even more cash is required to market the product before any revenues are realized. Accordingly, the challenge that faces many software development companies is being able to obtain enough cash to fund research and development and marketing expenses and sustain the company until revenues are generated. Such funds are needed fairly quickly after products are developed, as the environment in which the products are used is constantly changing. Companies face the risk of discovering that their products do not meet the needs of the potential customers or are technologically outdated after a marketing campaign is launched.



         CNI entered into the above transaction with a publicly-held company to improve its ability to obtain funding for research and development of its products and marketing efforts. Management believed that it would be easier to obtain funding if investors identified an "exit strategy" via the public marketplace. By entering into the non-exclusive source code licensing agreement with Computer Associates International, Inc. in January 2004, management believed that CNI had achieved validation of its product by a well-recognized firm in the computer industry. During 2004, we raised $323,500 through the issuance of our common shares for cash and $1,815,000 through the sale of redeemable, convertible preferred shares. In addition, we were able to pay for the consulting services of Securities Trading Services Inc. with common shares. We used these funds for operations, which included research and development expenses of $576,894 and marketing efforts.



         While we will continue to improve our products, we believe that we have now developed a viable suite of products dedicated to the goal of securing wired networks against the threat of unauthorized wireless devices that is ready for the marketplace. For the current fiscal year, management is focusing its efforts and resources on marketing products through several channels. While we are pursuing the licensing of our technology to other software development firms and wireless network hardware manufacturers, such as the Computer Associates type of arrangement, we are also trying to offer direct sales through our web site, through value added resellers, and through marketing representatives.



GOING CONCERN



         The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of our company as a going concern. We had net losses of $1,437,439 and $1,063,962 and negative cash flows from operations of $1,155,226 and $925,867 for the years ended December 31, 2004 and 2003, respectively. At December 31, 2004, we had an accumulated deficit of $3,141,514. These factors raise substantial doubt as to our ability to continue as a going concern.



         The application of the going concern concept is dependent upon our ability to receive continued financial support from our creditors, stockholders and external investors and attaining profitable operations through the sale of our software. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities in other than the normal course of operations. Management plans to obtain equity and debt financing from external investors and to actively market our network security applications.



         Management believes the plan described above will be sufficient to meet our liabilities and commitments as they become payable over the next twelve months. There can be no assurance that management's plan will be successful. Failure to obtain the support of additional external investors to finance the development and marketing of our network security applications will cause us to curtail operations and impair our ability to continue as a going concern.


SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to the valuation of accounts receivable and inventories, the impairment of long-lived assets, any potential losses from pending litigation and deferred tax assets or liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.







         REVENUE RECOGNITION. In accordance with the provisions of the American Institute of Certified Public Accountant's Statement of Position 97-2 "Software Revenue Recognition," revenue from software license sales, both directly and through value-added resellers, is recognized once delivery has occurred, evidence of an arrangement exists, the fee is fixed and determined and collection of the fee is probable, provided there are no significant vendor obligations remaining. We estimate allowances for returns arising from warranty provisions based on historical experience. For multiple element arrangements, where Vendor Specific Objective Evidence ("VSOE") of fair value is available for all elements, the contract value is allocated to each element proportionately based upon relative VSOE of fair value and revenue is recognized separately for each element. Where VSOE of fair value is available for all undelivered elements, the residual method is used to value the delivered elements. Where VSOE of fair value is not available for an undelivered element all revenue for the arrangement is deferred until the earlier of the point at which VSOE does exist or all elements of the arrangement have been delivered, unless the undelivered elements are post contract customer support arrangements, in which case the arrangement revenue is recognized ratably, or services, in which case the arrangement revenue is recognized as the services are provided. Periodically we sell to value-added resellers ("VAR") under terms consistent with those applied to other customers. We do not offer price protection or rights of return to VARs and consideration terms and sales are not dependent on the option of the resellers.

RESULTS OF OPERATIONS


FISCAL YEAR ENDED DECEMBER 31, 2004 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2003



         Revenues from operations increased from $27,649 for the year ended December 31, 2003 to $955,931 for the year ended December 31, 2004. Revenue from the Source Code Licensing agreement described above, which closed in the first quarter of 2004, accounted for approximately 83% of revenues for the 2004 fiscal year. We also received revenue from licensing of our Winc Manager, Winc, pocketWinc and recently introduced AirPatrol Mobile, AirPatrol Sentinel and AirPatrol Enterprise software products. Our revenues during the 2004 fiscal year increased significantly compared to the same period during 2003; however, almost all of the increase is attributable to the Source Code Licensing Agreement. All of the payments due to us under this agreement were paid at the time of the contract and, at this time, we do not anticipate any further payments. We have recorded a portion of the fees received as revenue each month for the 12 months from January 21, 2004 to January 20, 2005 relating to the support fees earned in connection with this agreement. Management is seeking to enter into other license agreements for our technology during the next 12 months; however, there are no assurances that we will be successful in entering into any such agreements.



         During fiscal 2004, our expenses increased over the prior year as we invested in a variety of television, print and online marketing initiatives and attended four major industry exhibitions in the United States and the United Kingdom - all of which contributed to an increase in marketing expenses compared to the prior year. In addition, we increased expenditures for research and development in that period - all of which resulted in the announcement and shipment of Winc Manager 2.0, AirPatrol Mobile, AirPatrol Enterprise, AirPatrol Sentinel, AirSafe, Winc 2.1 and pocketWinc 2.0. We also undertook initiatives to expand our distribution, which resulted in the conclusion of agreements with hardware vendor Netgear as well as leading online mobile computer software vendors Handango and Pocketgear to carry our products. We also expanded our range of international distribution agreements during this period.



         Our net loss for the year ended December 31, 2004 was $1,437,439 compared to a net loss of $1,063,962 for the year ended December 31, 2003. The increase in the net loss is primarily a result of the 120% increase in expenses compared to the year ended December 31, 2003. During the 2004 fiscal year, the most dramatic increases in expenses were in the areas of advertising and promotion (218%), consulting fees (239%), office and administrative (226%), professional fees (104%), and salaries and benefits (141%). Advertising and promotion and travel expenses have increased as our products have reached the sales portion of the sales cycle. Professional fees for fiscal 2004 were $203,775 compared to $100,071 during 2003 due to costs incurred in 2004 as a result of being a public company, compared to 2003 when CNI was privately held, and includes legal fees, accounting fees and costs associated with corporate communications. Salaries and benefits for fiscal 2004 were $238,598 compared to $98,894 for 2003 as a result of our having two more employees in 2004 than in 2003, and the result of the accrual of a termination settlement payment for a terminated employee in the amount of $45,000, which was paid in January 2005. During fiscal 2004, consulting fees increased by from $255,945 to $868,883. The increase in consulting fees is due to increased fees paid for online marketing initiatives, corporate finance initiatives and the expensing of the fair value of shares issued in exchange for services totaling approximately $229,976. Also contributing was the fact that we retained on-going marketing and public relations services in 2004, which we did not need in the same period in 2003, when our products were at an earlier stage of development. Travel has also increased as sales and marketing personnel attended more trade shows in 2004 compared to 2003. Research and development is also higher in 2004 as a result of $100,000 of purchased research and development.



         Dividends of $2,466 were accrued to December 31, 2004 related to redeemable, convertible preferred stock issued on December 22, 2004. No cash dividends were declared during the year ended December 31, 2003.











LIQUIDITY AND CAPITAL RESOURCES


         As of December 31, 2004, we had cash of $1,308,086 and a working capital surplus of $497,618 due to the completion of a private placement of redeemable, convertible preferred stock and warrants in late December 2004, resulting in net proceeds of $1,815,000. In addition, we sold shares of our common stock during 2004, which resulted in net proceeds of $323,500 and received share subscription proceeds of $400,000. The $2,403,499 of cash provided by our financing activities offset the $1,155,226 of cash used in operations and $26,253 used in investing activities.


         Receivables of $14,883 at December 31, 2004 consisted of sales made on Esellerate and Handango websites in December 2004 and paid to us in January 2005, as well as refundable taxes from the Canadian government. The entire amounts receivable at December 31, 2004 of $14,883 was collected in the first quarter of 2005. The amounts receivable at December 31, 2003 of $19,679 was collected in the first quarter of 2004.


         Prepaid expenses consisted of prepaid rent.

         Property plant and equipment consisted of hardware equipment purchased from independent suppliers in North America for the development of our products.


         Consulting fees payable consisted of payables owed to two of our officers, Nicholas Miller and Mitchell Burton.



         Deferred revenue at December 31, 2004 included support revenue in connection with the Source Code Licensing Agreement, which was recognized each month for the 12 months from January 21, 2004 to January 20, 2005.











         Accounts payable increased from December 31, 2003 to December 31, 2004 as a result of the increased level of operating expenses and liabilities relating to accrued severance pay of $45,000 for a terminated employee.



         In April 2004, we received $2,000,000 in funds from a private investor in connection with a private placement offering pursuant to an irrevocable subscription agreement. During the quarter ended June 30, 2004, the investor requested that his investment be rescinded and, without waiving any of our rights we may have against the investor under the subscription agreement, we returned $1,500,000 to the investor of the $2,000,000 received. In connection with the private placement, we paid a $100,000 finder's fee. During the quarter ended June 30, 2004, we recovered the finder's fee, which we returned to the investor as well. It is our intent to return the $400,000 balance of the investment only when the investor enters into a mutual settlement agreement acceptable to us. Even though we have offered to return the remaining $400,000 to the investor if the investor executes a mutual settlement agreement, the investor has refused to execute the settlement agreement. We have informed the investor that if he continues to refuse to execute the settlement agreement, we will enforce the terms of the subscription agreement relating to the remaining $400,000 and issue shares of our common stock and common stock purchase warrants in accordance with the terms of the subscription agreement. The investor has indicated that he may initiate an action to recover the remaining $400,000. Although we have returned $1,600,000 of the $2,000,000 invested, we have not admitted to any facts or circumstances that would support a legal right to rescind the investment and we intend to vigorously defend any legal action on that basis. The $400,000 is reflected as share subscriptions payable at December 31, 2004.



         During June 2004, we began a private placement offering of 2,000,000 shares of common stock at a price of $0.50 per share for an aggregate of $1,000,000. We concluded the offering in September 2004, selling a total of 700,000 shares for net cash proceeds of $323,500.



         In December 2004, we entered into securities purchase agreements with several accredited investors pursuant to which we agreed to sell, and the investors agreed to purchase, 2,000 shares of Series B 5% Redeemable Convertible Preferred Stock, warrants to purchase 2,325,584 shares of common stock, and Additional Investment Rights for a total of $2,000,000. The warrants are exercisable for five years at $0.55 per share. The preferred stock may be converted in shares of common stock at a price of $0.43 per share. The Additional Investment Rights entitle the investors to buy up to $4,000,000 of preferred stock and warrants on the same terms for period of six months following the effective date of the registration statement we agreed to file, of which this prospectus is a part. We disclosed, as a subsequent event, the receipt of common share subscriptions totaling $250,000 in our September 30, 2004 consolidated interim financial statements. The subscriber agreed to apply its $250,000 investment to purchase 250 shares of preferred stock in connection with this financing.

         In connection with the subscription, we paid Ascendiant Securities, LLC a cash commission of $160,000 and a non-accountable expense allowance of $25,000, and issued Ascendiant warrants for the purchase of up to 1,674,419 shares of common stock at $0.55 per share. The warrants are exercisable for a five-year period commencing from the date on which the right to exercise the warrants vested. The warrants are currently vested as to 372,093 shares. Further vesting will occur as warrants and the Additional Investment Right securities are exercised. The warrants contain piggyback registration rights and a net exercise provision.



PLAN OF OPERATION



         We believe we do not have sufficient funds to cover our operating overhead for the next twelve months. While we had approximately $1,300,000 of cash at December 31, 2004, our projected "burn rate" for the current fiscal year is approximately $150,000 per month. This cash flow rate is representative of the capital requirements over the twelve-month period from the date of the prospectus, based on our current growth plan. Our plans for the current fiscal year include doubling the size of research and development expenditures from $576,894 in 2004 to approximately $1.2 million in 2005 and increasing amounts spent on marketing and sales from $220,715 in 2004 to approximately $5.4 million. We anticipate that, if sufficiently funded over the next twelve months, our focus will be: marketing our products, supporting customers, and conducting on-going research and development.



         We intend to continue our product research and development activities to further enhance our existing product line and to create new products focused on the same markets. We have budgeted approximately $1.2 million for research and development costs during fiscal 2005. Our spending on research and development is contingent upon us receiving sufficient funding to support such expenditures. We do not plan to purchase or sell any significant plant or equipment in 2005. We expect to increase the number of employees by approximately 10 to 20 individuals in the areas of engineering, marketing, sales, and customer support during fiscal 2005, provided we have sufficient funding to support the hiring of additional employees.








         Accordingly, we estimate that we will need cash from one or more external sources of approximately $700,000 to $800,000 over the next twelve months. While we issued Additional Investment Rights as part of our December 2004 private placement that could potentially result in gross proceeds of $4,000,000 if fully exercised, we cannot assure you that any of the rights will be exercised. Therefore, we intend to conduct additional financings to raise funds from private investors. However, there are no assurances that we will be able to complete any such financings.



         If we are successful in implementing our growth strategy, management believes that we can undergo a period of rapid growth. For our AirPatrol technology, we will actively search for more partners for the provision of software licenses and related software consultancy and engineering services in relation to its further development. Management expects AirPatrol Mobile, AirPatrol Enterprise, AirPatrol Sentinel, AirSafe, Winc 2.1 and pocketWinc 2.0 to ship in greater numbers in 2005, and thus will require further software developments and upgrades for the remainder of the year. We also intend to enter into other license agreements for our technology, similar to the source code licensing agreement described above, during the next 12 months; however, there are no assurances that we will be successful in entering into any such agreements.


OFF BALANCE SHEET ARRANGEMENTS

         We do not have any material off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         Effective December 1, 2003, our board of directors dismissed our independent auditor, Parker & Co. ("Parker"). The dismissal of Parker was unrelated to Parker's performance. The dismissal, which was approved by our board of directors, was related to the acquisition of CNI and the appointment of CNI's independent auditor, KPMG, LLP, as the independent auditor for the company.

         Parker's report on our financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and the subsequent interim period ending December 1, 2003, there were no disagreements between us and Parker on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Parker, would have caused that firm to make reference to the subject matter of the disagreement in connection with its audit report. During our two most recent fiscal years and the subsequent interim period ending December 1, 2003, Parker did not advise us of any of the items listed any Item 304(a)(1)(iv)(B) of Regulation S-B.

         We requested Parker to furnish us a letter addressed to the Securities and Exchange Commission stating whether it agreed with the above statements. A copy of that letter, dated December 3, 2003, was filed as Exhibit 16.1 to the Form 8-K disclosing the change in auditors.

         On December 1, 2003, our board of directors of approved the engagement of KPMG, LLP to audit the financial statements for the fiscal year ended December 31, 2003. During the two most recent fiscal years and the subsequent interim period through December 1, 2003, neither we nor anyone on our behalf consulted KPMG, LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the company's financial statements.

                                    BUSINESS

BUSINESS DEVELOPMENT

         We were originally incorporated in the State of Nevada on April 6, 2000 to engage in the business of providing Internet-based email-to-mail printing and delivery services. We established the eXmailit.com website which had not yet commenced providing an Internet-based email-to-mail service. The network, which was still under construction, was intended to consist of a consumer-based, software product that would have a number of strategically located international distribution centers enabling users to send email as standard mail. We did not generate any revenue and therefore only sustained losses.

         As a result of our lack of profitability and the receipt of numerous inquires from entities seeking to merge with us, our operational focus expanded beyond our email-to-mail service to include reviewing potential merger or acquisition candidates.

         On November 25, 2003, pursuant to a Stock Exchange Agreement (the "Stock Exchange Agreement") with Seaside Holdings Inc. (f/k/a Cirond Technologies Inc.), a Colorado corporation ("CTI"), as amended by the First Amendment to the Stock Exchange Agreement dated November 13, 2003 (the "First Amendment") (the Exchange Agreement and the First Amendment and collectively referred to herein as the "Agreement"), we acquired all of the issued and outstanding capital stock of CTI's wholly owned subsidiary, Cirond Networks Inc., a Nevada corporation ("CNI"), in exchange for 17,000,000 post-Forward Split shares ("Shares") of our common stock ("Common Stock"). As a result of this share exchange, CTI owned approximately 51.2% (not taking into account the issuance of 750,000 shares of our common stock in a private placement, the certificates for which were issued subsequent to December 31, 2003, or 1,300,000 shares of common stock issued for the CNI Indebtedness described below) of our issued and outstanding shares. In addition, pursuant to the terms of the Agreement, we issued an aggregate of 1,300,000 post-Forward Split shares of our Common Stock in exchange for $650,000 in indebtedness of CNI (the "CNI Indebtedness"), which was held by Cirond Venture Partners Inc., Stumdell Limited, and Steven Velardi.

         As a result of the Agreement, effective November 25, 2003, CNI became our wholly-owned subsidiary. We changed our name to Cirond Corporation as of October 14, 2003.

OUR BUSINESS

         CNI was founded in March 2001 to develop technologies designed to enhance the performance and security of wireless networking technologies, with an initial specific focus on 802.11b Wireless Local Area Network ("WLAN") technology. A WLAN is one in which a mobile user can connect to a local area network ("LAN") through a wireless (radio) connection. The 802.11b standard for WLANs - often called "WiFi" - is part of the 802.11 series of WLAN standards from the Institute of Electrical and Electronics Engineers ("IEEE"). CNI conducts its research and development activities through its subsidiary, Cirond Networks (Canada) Inc., a British Columbia corporation.

         CNI's initial product set, which was announced in late 2002 and shipped in 2003, included a wireless network management and security solution, known as Winc Manager, and a pair of wireless connectivity utilities, known as Winc and pocketWinc.

         In late 2003, we announced a new family of products dedicated primarily to the goal of securing wired networks against the threat of unauthorized wireless devices (such as wireless-equipped laptop computers and wireless access points). These products were announced under the AirPatrol name and included AirPatrol Enterprise(TM) and AirPatrol Mobile(TM). AirPatrol Enterprise(TM) is a network security product aimed at securing an organization's network against the wireless threat around the clock and capable of being repurposed as a wireless network management solution at such time as the customer implements a wireless network. AirPatrol Mobile(TM) is a software-only solution that allows customers to detect and locate unauthorized wireless devices and access points without the use of any specialized hardware.

         On July 19, 2004, we announced that we were focusing our entire resources around the AirPatrol product line as part of a comprehensive strategy to deal with the significant threat to network security posed by the implementation of wireless laptop computers and other wireless devices. We believe that whenever a wireless-enabled computer is plugged into an organization's network, and certain wireless capabilities are left on, network security is potentially compromised, as access to the network can be inadvertently broadcasted to unauthorized and potentially undetected users outside the organization's premises. Similarly, we believe that the installation of unauthorized wireless access points, which are being purchased and installed increasingly by employees so they can use their laptops wirelessly within an office, exposes organization networks to a high level of danger.

         Our strategy addresses wireless security threats with a two-pronged approach: first, by addressing the problem at its source, by automatically disabling the wireless capability of laptops whenever they are connected to the organization's wired network; and second, by providing a comprehensive capability to not only detect but also to located unauthorized wireless devices. We believe this strategy enables organizations to lock out access by preventing wireless laptops from inadvertently providing unauthorized access to the organization's network, and to notify the organization by providing wireless equipment detection and location capability.

PRODUCTS


         Our products include the following:


         AIRPATROL ENTERPRISE(TM). AirPatrol Enterprise(TM) is a comprehensive wireless network management and security solution designed for medium to large organizations. AirPatrol Enterprise(TM) can be used either by organizations that have implemented a wireless network to manage and secure it, or by organizations to ensure against and detect the unauthorized use or implementation of wireless technology. The product is based on the customer's server. Unlike the AirPatrol Mobile(TM), which scans only when the user is walking around the premises conducting a scan, the AirPatrol Enterprise(TM) scans constantly. Whenever an unauthorized or unidentified station is identified, a pop-up box on the system manager's screen is triggered to alert him or her of a possible problem. The alert system can be programmed to operate on a remote computer, to an e-mail to a hand-held computing device, or by a text message to a mobile phone. AirPatrol Enterprise(TM) is priced at $6,995.00


         AIRPATROL SENSOR(TM). This is a hardware device that detects and locates rogue wireless access points and rogue ad hoc networks. It weighs approximately 1.1 pounds and measures approximately 1.4 inches by 6.1 inches by
3.9 inches. The sensor is compatible with 802.11 a, b, and g standards worldwide and supports the IEEE 802.3af standard for Power over Ethernet, for easier and lower cost installation. For organizations that do not currently have a wireless network and wish to secure their organization against the security threat posed by the unauthorized installation and use of wireless network equipment, we recommend using several sensors in conjunction with the AirPatrol Enterprise(TM) in each area to be monitored for wireless activity. The sensors detect and analyze all wireless stations and airborne packets within range, process the data, and forward the information to AirPatrol Enterprise(TM), which runs on a desktop PC connected to the wired network. A packet is a piece of a message transmitted over a network that contains the destination address in addition to the data. Our retail price for this product is $495.00.

         AIRSAFE(TM). This is a software utility that automatically disables a notebook computer's wireless radio whenever the computer is plugged into a wired organization's network. This is designed to eliminate the possibility of a user inadvertently wirelessly rebroadcasting an authorized connection to the organization's network to unauthorized users. This product works with all wireless enabled Microsoft Windows(TM)-based mobile computers. Our retail price is $995.00 for 50 client licenses, $2,495.00 for 200 client licenses, and $8995.00 for 1000 client licenses.

         AIRPATROL MOBILE(TM). This is a software-only solution for detecting and locating rogue wireless devices using a laptop or tabletop mobile computer. Users running this software can perform scans at different locations on their premises. By performing a wireless scan at three or more locations per floor, AirPatrol(TM) Mobile can pinpoint the location of a rogue access point using an on-screen map of the floor plan of the premises. AirPatrol(TM) Mobile can also detect and locate "hidden" wireless networks, which are networks configured with the SSID identity of the wireless access point switched off, as well as 802.11a, 802.11b, and 802.11g-based wireless networks. SSID, which stands for Service Set Identifier, is essentially a name that identifies a wireless network. Our retail price for this product is $995.00.

         AIRPATROL SENTINEL(TM). This is a software-based network scanning tool that provides continuous "wired side" detection of unauthorized wireless devices. It constantly scans the wired network for any evidence of new wireless devices being attached to the network. Upon detection of a wireless access point, AirPatrol Sentinel(TM) displays the type of access point, its IP address, unique MAC address, wireless channel on which it is operating, transmitter power, and the SSID it is using. IP, which stands for Internet Protocol, specifies the format of packets and the addressing scheme. MAC address, which is short of Media Access Control address, is a hardware address that uniquely identifies each node of a network. Network administrators can then use this information to determine the location of the access point. Our retail price for this product is $995.00.

         WINC 2.1. CNI's Winc is a software-based wireless access connectivity tool designed to simplify the process of finding and connecting to wireless networks, as well as diagnosing various elements of the wireless network connection to the Internet. Winc works with mobile and desktop personal computers running Microsoft Windows 2000, Microsoft Windows XP, and Microsoft Windows XP Tablet PC Edition to automatically detect and connect to networks and store personalized profiles so that users can automatically connect to networks without having to reconfigure their settings each time. Winc also allows users to set up ad hoc networks anywhere to share resources, such as a high-speed connection to the Internet, and data within a workgroup, without requiring a wireless access point. Winc is the "client software" required for implementation of AirPatrol(TM) Enterprise. Winc 2.1 has a retail price of $19.95.

         POCKETWINC. This is a wireless access connectivity tool that provides many of the same features as Winc, but operates on handheld computers running the Microsoft Pocket PC 2002 and Microsoft Mobile Windows 2003 operating system platforms. pocketWinc 2.0 has a retail price of $19.95.

SALES AND MARKETING

         We use a four-tiered method of sales and distribution as follows:

         1) Direct sales - We offer direct sales through our Web site at http://www.cirond.com - where consumers and businesses alike can purchase our products online and download them.

         2) VAR sales - our products can also be purchased through our network of value added resellers (VARs), which is the method often selected by mid-enterprise customers who want installation and maintenance support for our wireless network and security management solutions.

         3) Licensing - In addition to sales of our branded products, we also achieve revenue through licensing of our technology by other software development firms and wireless network hardware manufacturers.

         4) Marketing representatives - We have engaged Regency Capital Partners to introduce our products to the Central Intelligence Agency, the National Security Administration, various branches of the military, and other government entities. Through this relationship, we have a presence in Arlington, Virginia.


CUSTOMERS



         During the fiscal year ended December 31, 2004, a source code licensing agreement with Computer Associates generated 83% of our revenues. During the current fiscal year, we do not expect to be dependent on any key customers.


COMPETITION


         The WiFi, or WLAN industry, is characterized by intense competition. There are many companies, both public and private, offering WiFi management and security solutions. Our solutions cover a broad range of competitors. These competitors include companies such as AirDefense, Airespace, AirMagnet, Inc., Aruba Wireless Networks, Cisco Systems, Inc., Network Chemistry, Network Instruments, LLC, and Newbury Networks, Inc. Most of these firms have products that protect wireless networks from outside attacks. We believe that our most significant competitive advantage is that our product protects a wired network against attack from a connected laptop that is wireless enabled.

         We believe that customers select products based on cost, ease of installation and use, and product features, and that we compete favorably on these factors. Since our products are software, with the exception of AirPatrol Sensor(TM), customers do not have to purchase specialized hardware. Our software can be downloaded and immediately operational.



         Many, if not most of our competitors, however, have greater financial resources and have been able to market their products more extensively. Some of our competitors have existing customers bases for non-competitive products, which provides them with the advantage of greater market recognition.



PATENTS



         We recently filed provisional patents in the United States and Canada on our AirSafe(TM) product. We have until May 29, 2005 to take further action in order to maintain this patenting pending status.


RESEARCH AND DEVELOPMENT


         During the fiscal years ended December 31, 2004, 2003 and 2002, we spent $576,894, $404,886, and $251,438, respectively, on research and development activities.


GOVERNMENT REGULATION

         We do not anticipate that any government regulations will significantly affect our business.

EMPLOYEES


         As of December 31, 2004, we employed a total of 14 persons, of which 7 were full-time and 7 were consultants. None of our employees is covered by a collective bargaining agreement.


PRINCIPAL OFFICES

         Our principal offices are located at 4185 Still Creek Drive, Suite B101, Burnaby, British Columbia, Canada. The base rent on the lease is CDN$2,644 per month. The operating costs relating to the lease are approximately CDN$4,256 per month. We lease approximately 3,173 square feet under a lease that expires April 30, 2006.

         We lease approximately 400 square feet of office space at 1999 Bascom Avenue, Suite 700, Campbell, California, at a cost of approximately $800 per month, on a month-to-month basis.

LEGAL PROCEEDINGS

         There are no legal proceedings pending against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         Our executive officers and directors are:

        NAME                      AGE     POSITION
        Nicholas R. Miller         53     CEO, President, and Director
        David Redekop              33     Chief Financial Officer and Treasurer
        Mitchell G. Burton         41     Chief Technology Officer
        Isaac Moss                 52     Secretary
        Tate Holt                  53     Director
        Blain Archer               55     Director

         Our shareholders elect our directors annually and our board of directors appoints our officers annually. Vacancies in our board are filled by the board itself. Set forth below are brief descriptions of the recent employment and business experience of our executive officers and directors.


         NICHOLAS MILLER, CEO, PRESIDENT, AND DIRECTOR. Nicholas Miller has held his positions with us since November 25, 2003. Immediately prior to his appointment, he was the founder, officer, director, CEO and chairman of Cirond Networks, Inc. (a private company based in Campbell, California), Cirond Technologies Inc. (from June 30, 2002 to present and n/k/a Seaside Holdings Inc.) and Cirond Networks Canada Inc. (a wholly owned subsidiary of Cirond Networks, Inc. based in British Columbia, Canada) - Cirond Networks Canada Inc. and Cirond Networks, Inc. were founded in March 2001. Between 1999 and March 2001, Mr. Miller was president of Arundel Holdings, a private Canadian investment company. During that period, he also served as a director of Ezenet Corp. (a public company traded on the TSX) until it was acquired by Cognicase Inc. in August 2001. In addition, Mr. Miller was a director of Workfire.com (a privately-held Nevada company, acquired by Packeteer Inc. in July 2000 - at which time he ceased to be a director). Mr. Miller was also vice-chairman and a director of Mulgrave Independent School Society in West Vancouver, British Columbia on a voluntary basis from 1999 through 2002.



         DAVID REDEKOP, CHIEF FINANCIAL OFFICER AND TREASURER. David Redekop has been Chief Financial Officer of Cirond Corporation since January 1, 2004. Immediately prior to joining Cirond Corporation, Mr. Redekop was a self-employed consultant - a position he held from September 2001 to January 2004. In July of 2001, he was appointed a director of Hawkair Aviation Services Ltd. based in Terrace, British Columbia - a privately-held Canadian company to which he was also appointed Chief Financial Officer in July 2003. From April 2001 to September 2001, he served as controller for TCENet, a public Canadian company based in Calgary, Alberta, that was traded on the TSX Venture Exchange (or CDNX, as it was known during that period). From October 2000 to March 2001, Mr. Redekop served as Chief Financial Officer at Boltons Capital Corporation, a public Canadian company based in Kelowna, British Columbia, and traded on the TSX Venture Exchange. From April 1998 until September 2000, Mr. Redekop served as controller for Workfire Technologies Corporation, a private company based in Kelowna, British Columbia. In addition, since January 2004, Mr. Redekop has served as controller of Crossflux - a privately-held Canadian company based in Kelowna, British Columbia, and its subsidiary Itiva Development Corporation. Mr. Redekop has been working on a full-time basis for us since January 2005.



         MITCHELL G. BURTON, CHIEF TECHNOLOGY OFFICER. Mitchell Burton has been Chief Technology Officer of Cirond Corporation since January 15, 2004. Immediately prior to joining Cirond Corporation, he was Chief Technology Officer of Cirond Networks Inc. (a private company based in Campbell, California), a position he assumed in November 2001. Prior to this, he was founder and CEO of Headline Technologies Inc., a private British Columbia, Canada-based company founded in 1993 that provided engineering design services involving analog, digital, DSP and software design. In 2000, he also became Director of Engineering for Sentry Telecom - a private British Columbia, Canada-based company until January of 2001. He joined Cirond Networks Inc. in November 2001. He is still CEO and a director of Headline Technologies Inc. Mr. Burton devotes all of his working time to Cirond, but is paid through his company, Headline Technologies, for personal tax reasons.


         ISAAC MOSS, SECRETARY. Isaac Moss has been the Secretary of Cirond Corporation since September 25, 2004. He is a graduate of the University of Cape Town with a bachelors degree in Social Science and a masters degree in Public Administration. Since 1987, Mr. Moss has served as a consultant providing strategic business advisory services to emerging growth companies in diverse fields in the chemical, resource, hospitality, entertainment, forest products, environmental, agro-industrial, telecommunications, and bio-technology sectors. He has been semi-retired since 2000. Since 1992, Mr. Moss has been a director of Resource Finance & Investment Ltd., a Bermuda company, which files reports with the Securities and Exchange Commission and whose common stock is quoted on the OTC Bulletin Board.

         TATE HOLT, DIRECTOR. Tate Holt has been a director of Cirond Corporation since September 23, 2004. Mr. Holt is the president of Holt & Associates of Larkspur, California, a company which he founded in 1990 that provides growth management and turnaround consulting to assist mid-market companies in maximizing their profits. He is the author of the book "Prescriptions for Growth, growth management for mid-market businesses." From May 1974 to December 1989, Mr. Holt served in various senior sales and marketing positions, which included senior vice president for ADP (October 1986 to December 1989), national sales manager for Triad Systems Corporation (May 1976 to October 1986), and marketing representative for IBM (May 1974 to May 1976). Since May 1994, Mr. Holt has been a director of Onsite Energy Corporation, Carlsbad, California. He was also a director of AremisSoft Corporation, Minneapolis, Minnesota, from April 1999 to July 2003. From December 2000 to approximately August 2002, he served as the chief executive officer of dvGarage, a development stage digital media company. Prior to joining dvGarage, from June 1999 through November 2000, Mr. Holt served as the president and chief executive officer of NewStar Ltd., a development stage company formed as a subsidiary of DBS Industries Inc., seeking to market meter reading services via satellite.

         BLAIN ARCHER, DIRECTOR. Blain Archer has been a director of Cirond Corporation since September 23, 2004. He has been a chartered accountant and founding partner of the accounting firm of Johnsen Archer of Vancouver, British Columbia, since September 1983. Johnsen Archer primarily addresses the accounting requirements of Canadian companies and Mr. Archer specializes in providing strategic advice to high-growth entrepreneurial organizations. Johnsen Archer is affiliated with JHI (Jeffries Henry International). Prior to establishing his own firm, Mr. Archer was involved with the tax group of what was then KPMG Peat Marwick from September 1980 to August 1983.





CONFLICTS OF INTEREST


         Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. While the officers and directors are engaged in other business activities, we anticipate that such activities will not interfere in any significant fashion with the affairs of our business, in terms of having adequate time to devote to the business of the company.


         Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to us. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

         Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.

                             EXECUTIVE COMPENSATION

         The following table sets forth information the remuneration of our chief executive officers and our four most highly compensated executive officers who earned in excess of $100,000 per annum during any part of our last three fiscal years:

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------

                                                                          LONG TERM COMPENSATION
                                ANNUAL COMPENSATION                -------------------------------------
                                                                            AWARDS             PAYOUTS
                  --------------------------------------------------------------------------------------
                                                         OTHER     RESTRICTED   SECURITIES
    NAME AND                                            ANNUAL        STOCK     UNDERLYING      LTIP      ALL OTHER
    PRINCIPAL      FISCAL                             COMPENSA-     AWARD(S)     OPTIONS/      PAYOUTS    COMPENSA-
    POSITION        YEAR    SALARY ($)    BONUS ($)    TION($)         ($)       SARS (#)        ($)       TION($)
--------------------------------------------------------------------------------------------------------------------

Nicholas Miller,    2004     $180,000        -0-          -0-          -0-          ___          -0-         -0-
CEO(1)<F1> (2)<F2>  2003     $120,000        -0-          -0-          -0-          -0-          -0-         -0-
--------------------------------------------------------------------------------------------------------------------
Mitchell Burton,    2004     $120,000        -0-          -0-          -0-          ___          -0-         -0-
 Chief Technol-     2003     $120,000        -0-          -0-          -0-          -0-          -0-         -0-
  ogy Officer
  (2)<F2>(3)<F3>
--------------------------------------------------------------------------------------------------------------------
 M. Kevin Ryan,     2003        -0-          -0-          -0-          -0-          -0-          -0-         -0-
President(4)<F4>    2002        -0-          -0-          -0-          -0-          -0-          -0-         -0-

--------------------------------------------------------------------------------------------------------------------
-----------------

(1)<F1>  Mr. Miller became our CEO in November 2003.

(2)<F2> Amounts incurred as consulting fees pursuant to our contracts with Amber Tiger Holding Corp. and Headline Technologies Ltd. are listed as salary.

(3)<F3>  Mr. Burton has been CNI's Chief Technology Officer since November 2001.

(4)<F4>  Mr. Ryan was President from our inception in 2000 to November 2003.


         For fiscal 2005, we pay Nicholas Miller, through Amber Tiger Holding Corp., $15,000 per month and Mitchell Burton, through Headline Technologies Ltd., $10,000 per month.

COMPENSATION OF DIRECTORS


         Nicholas Miller is not compensated separately for his service as a director. Beginning in January 2005, we began paying each of our non-officer directors $1,500 for their attendance at board of director meetings and $1,000 for their attendance at committee meetings.


STOCK OPTION PLAN


         By written consent dated September 20, 2004, our Board of Directors adopted the 2004 Stock Option Plan. The Board of Directors approved an amendment to the 2004 Stock Option Plan, as of January 26, 2005, to increase the number of shares available under the Plan to 6,710,000 shares of our common stock (the "Available Shares") that may be purchased pursuant to the exercise of stock options ("Options") which may be granted to our employees, officers, directors and consultants. The 2004 Stock Option Plan also provides for quarterly adjustments in the number of Available Shares, to a number equal to 15% of the number of shares outstanding as of the end of the preceding fiscal quarter or 6,710,000 shares, whichever is greater. Our shareholders must still approve this amendment. If our shareholders do not approve the 2004 Stock Option Plan as amended by September 20, 2005, any options granted under the 2004 Stock Option Plan will be rescinded and void.


         The 2004 Stock Option Plan is designed to (i) induce qualified persons to become employees, officers, consultants, or directors of our company; (ii) reward such persons for past services to our company; (iii) encourage such persons to remain in the employ of our company or associated with our company; and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of our business.

         The 2004 Stock Option Plan will be administered by the Board of Directors (the "Board"). Transactions under the 2004 Stock Option Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act. In addition to determining who will be granted Options, the Board has the authority and discretion to determine when Options will be granted and the number of Options to be granted. The Board may determine which Options may be intended to qualify ("Incentive Stock Option") for special treatment under the Internal Revenue

Code of 1986, as amended from time to time (the "Code"), or Non-Qualified Options ("Non-Qualified Stock Options") which are not intended to so qualify. The Board also may determine the time or times when each Option becomes exercisable, the duration of the exercise period for Options and the form or forms of the instruments evidencing Options granted under the 2004 Stock Option Plan. The Board may adopt, amend, and rescind such rules and regulations as in its opinion may be advisable for the administration of the 2004 Stock Option Plan. The Board may amend the 2004 Stock Option Plan without shareholder approval where such approval is not required to satisfy any statutory or regulatory requirements; provided, however, that the Board may not materially increase the number of Available Shares (except for allowed quarterly adjustments and as a result of stock dividends, recapitalizations, stock splits or combinations), materially increase the benefits accruing to participants under the Plan or materially modify the eligibility requirements for the participants.

         Grants can be either Non-Qualified Stock Options or Incentive Stock Options, to the extent that they do not exceed the Incentive Stock Option exercise limitations, and the portion of an option that exceeds the dollar limitations of Code Section 422 will be treated as a Non-Qualified Stock Option.

         The Board also may construe the 2004 Stock Option Plan and the provisions in the instruments evidencing options granted under the 2004 Stock Option Plan to employee and officer participants and is empowered to make all other determinations deemed necessary or advisable for the administration of the 2004 Stock Option Plan. The Board may not adversely affect the rights of any participant under any unexercised option or any potion thereof without the consent of such participant. This Plan will remain in effect until it is terminated by the Board, except that no Incentive Stock Option will be granted after September 20, 2014.

         The 2004 Stock Option Plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of stock dividends, recapitalizations, stock splits or combinations.

         Participants in the 2004 Stock Option Plan may be selected by the Board from directors, employees and officers of our company and its subsidiaries and consultants to our company and its subsidiaries. In determining the persons to whom options will be granted and the number of shares to be covered by each option, the Board will take into account the duties of the respective persons, their present and potential contributions to our success, and such other factors as the Board deems relevant to accomplish the purposes of the 2004 Stock Option Plan.

         Only employees of our company and its subsidiaries, as the term "employee" is defined for the purposes of the Code, will be entitled to receive Incentive Stock Options. Incentive Stock Options granted under the 2004 Stock Option Plan are intended to satisfy all requirements for incentive stock options under Section 422 of the Code and the Treasury Regulations thereunder.

         Each option granted under the 2004 Stock Option Plan will be evidenced by a written option agreement between us and the optionee. The option price of any Incentive Stock Option may be not less than 100% of the Fair Market Value per share on the date of grant of the option; provided, however, that any Incentive Stock Option granted under the 2004 Stock Option Plan to a person owning more than ten percent of the total combined voting power of the common stock will have an option price of not less than 110% of the Fair Market Value per share on the date of grant of the Incentive Stock Option. Each Non-Qualified Stock Option granted under the 2004 Stock Option Plan will be at a price no less than 85% of the Fair Market Value per share on the date of grant thereof. "Fair Market Value" per share as of a particular date is defined in the 2004 Stock Option Plan as the closing price of our common stock as reported on a national securities exchange or the last transaction price on the NASDAQ System or, if none, the average of the closing bid and asked prices of our common stock as reported by NASDAQ or, if such quotations are unavailable, the value determined by the Board in its discretion in good faith.

         The exercise period of Incentive Stock Options granted under the 2004 Stock Option Plan may not exceed ten years from the date of grant thereof. Incentive Stock Options granted to a person owning more than ten percent of the total combined voting power of our common stock will be for no more than five years. The Board will have the authority to modify, extend or renew any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate.

         To exercise an option, the optionee must pay the full exercise price in cash, by check or such other legal consideration as may be approved by the Board. Such other consideration may consist of shares of common stock having a Fair Market Value equal to the option price or in property or in a combination of cash, shares, and property, subject to approval of the Board. The Board has the sole and absolute discretion to determine whether or not property other than cash or common stock may be used to purchase the shares of common stock thereunder and, if so, to determine the value of the property received.

         An option may not be exercised unless the optionee then is an employee, consultant, officer, or director of our company or its subsidiaries, and unless the optionee has remained continuously as an employee, consultant, officer, or director of our company since the date of grant of the option. If the optionee ceases to be an employee, consultant, officer, or director of our company or its subsidiaries other than by reason of death, disability, or for cause, all options granted to such optionee, fully vested to such optionee but not yet exercised, will terminate 90 days after the date the optionee ceases to be an employee, consultant, officer or director of our company.

         If the employee is terminated "for cause" (as that term is defined in the 2004 Stock Option Plan), such employee's options will terminate immediately on the date the optionee ceases employment or association.

         If an optionee dies while an employee, consultant, officer or director of our company, or if the optionee's employment, consultant, officer, or director status terminates by reason of disability, all options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within twelve months after the date of death or disability of said optionee, by the optionee or by the optionee's estate or by a person who acquired the right to exercise such options by bequest or inheritance or otherwise by reason of the death or disability of the optionee.

         Options granted under the 2004 Stock Option Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or the rules thereunder. Options may be exercised, during the lifetime of the optionee, only by the optionee and thereafter only by his legal representative. An optionee has no rights as a shareholder with respect to any shares covered by an option until the option has been exercised.

         As a condition to the issuance of shares upon the exercise of an option, we will require the optionee to pay to us the amount of our tax withholding liability required in connection with such exercise. We, to the extent permitted or required by law, may deduct a sufficient number of shares due to the optionee upon exercise of the option to allow us to pay such withholding taxes. We are not obligated to advise any optionee of the existence of any tax or the amount which we will be so required to withhold.

         Unless otherwise specified in an optionee's agreement, options granted under the 2004 Stock Option Plan will become vested with the optionee over a two-year period, with one-sixth of the options vesting every four months, in addition to any other vesting requirements determined by the Board at the time of grant.


         As of December 31, 2004, no stock options were outstanding.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table provides certain information as to our officers and directors individually and as a group, and the holders of more than 5% of our common stock, as of March 11, 2005.


                                                              AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)<F1>               BENEFICIAL OWNERSHIP (2)<F2>    PERCENT OF CLASS(2)<F2>

Nicholas Miller (3)<F3>                                              7,397,018                       19.9%
4185 Still Creek Drive, #B-101
Burnaby, British Columbia, Canada V5C 6G9



                                       24

                                                              AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)<F1>               BENEFICIAL OWNERSHIP (2)<F2>    PERCENT OF CLASS(2)<F2>

Kevin O'Neill                                                        2,762,366                        7.4%
2985 Rosebery Avenue
West Vancouver, British Columbia, Canada V7V 3A8

Mark Moldenhauer                                                     2,382,833                        6.4%
8100 Navidad Drive
Austin, Texas 78735

Mitchell G. Burton                                                      -0-                            -
4185 Still Creek Drive, #B-101
Burnaby, British Columbia, Canada V5C 6G9

David Redekop                                                           -0-                            -
1632 Dickson Avenue #510
Kelowna, British Columbia V1Y 7T2

Isaac Moss                                                              -0-                            -
4185 Still Creek Drive, #B-101
Burnaby, British Columbia, Canada V5C 6G9

Tate Holt                                                               -0-                            -
P.O. Box 1058
Larkspur, California 94977

Blain Archer                                                            -0-                            -
3915 West 36th Avenue
Vancouver, British Columbia, Canada V6N 2S7

All officers and directors as a group  (6 persons)                  7,397,018(3)<F3>                 19.9%
--------------

(1)<F1> To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.


(2)<F2> This table is based on 37,110,000 shares of Common Stock outstanding as of March 11, 2005. If a person listed on this table has the right to obtain additional shares of Common Stock within sixty (60) days from March 11, 2005, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person. The table does not include shares issuable upon the exercise of stock options. Stock options were granted in January 2005, subject to shareholder approval of any amendment to increase the Available Shares under the 2004 Stock Option Plan. This approval has not yet been obtained.



(3)<F3> Excludes ownership through the shares of preferred stock and warrants held by Seaside Holdings Inc.



         Nicolas Miller may be deemed to be the "parent" of our company within the meaning of the rules and regulations of the Securities and Exchange Commission.




CHANGES IN CONTROL

         There are no agreements known to management that may result in a change of control of our company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Other than as disclosed below, none of our present directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, senior officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.


         NICHOLAS MILLER. We, through CNI, have entered into a Management Advisory Services Agreement with Amber Tiger Holdings Corp., a company owned and controlled by Nicholas Miller, the president and sole director of CNI, and an officer, director and principal, beneficial shareholder of Cirond Corporation. The agreement provides for the provision of all business management and executive services to us by Nicholas Miller in connection with his role as our president and CEO. The agreement is for a term of one year and automatically renews annually unless terminated by us or Amber Tiger. At the time CNI entered into the agreement with Amber Tiger, Nicholas Miller was the sole director. Accordingly, it was not a negotiated contract. For the year ended December 31, 2003, compensation under that agreement was $10,000 per month. It was increased to $15,000 per month for 2004. For the year ended December 31, 2003, we incurred consulting fees to Amber Tiger in the amount of $120,000 and $40,000 was recorded as a payable at December 31, 2003 (of which $10,000 related to 2002). For the year ended December 31, 2004, we incurred consulting fees to Amber Tiger in the amount of $180,000 and $40,000 was recorded as a payable at December 31, 2004.



         MITCHELL BURTON. We, through CNI, have entered into a Management Advisory Services Agreement with Headline Technologies Ltd., a company owned and controlled by Mitchell Burton, the chief technology officer of CNI and chief technology officer of Cirond Corporation. The agreement provides for the provision of all business management and executive services to us by Mitchell Burton in connection with his role as our chief technology officer. The agreement is for a term of one year and automatically renews annually unless terminated by us or Headline Technologies. At the time CNI entered into the agreement with Amber Tiger, Nicholas Miller was the sole director. For the year ended December 31, 2003, we incurred consulting fees to Headline Technologies in the amount of $120,000 and $80,000 was recorded as a payable at December 31, 2003 (of which $55,000 related to 2002). For the year ended December 31, 2004, we incurred consulting fees to Headline Technologies in the amount of $120,000 and $70,000 was recorded as a payable at December 31, 2004.



         SEASIDE HOLDINGS INC. As of the December 31, 2004 and 2003, we were indebted to Seaside Holdings Inc., a company in which Mr. Miller serves as an officer and director, in the amounts of $111,575 and $171,576, respectively. Seaside Holdings Inc. was the former parent company of CNI. The debt relates to inter-company obligations from CNI to Seaside Holdings Inc. which were incurred prior to our acquisition of CNI. The debt is unsecured, non-interest bearing and has not fixed terms of repayment.



         PROMOTERS. M. Kevin Ryan and Robert Gardner may be deemed to be "promoters" of our company within the meaning of the rules and regulations of the Securities and Exchange Commission, as they took the initiative in founding and organizing the business of the company, which was formerly eXmailit.com.


         FUTURE TRANSACTIONS. All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions.

         We believe that of the transactions described above have been on terms as favorable to us as could have been obtained from unaffiliated third parties as a result of arm's length negotiations.

                            DESCRIPTION OF SECURITIES

COMMON STOCK


         We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value per share. As of March 11, 2005, there were 37,110,000 shares of common stock outstanding, which were held of record by 164 stockholders. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.


PREFERRED STOCK

         We are authorized to issue up to 25,000,000 shares of preferred stock, $0.001 par value per share. There are no shares of preferred stock issued or outstanding except for our Series B preferred stock.

         On December 22, 2004, in connection with the private placement described above, we filed a Certificate of Designation with the Secretary of State of the State of Nevada authorizing the creation and establishing the terms of the Series B 5% Convertible Preferred Stock, consisting of 6,000 shares. As of the date of this prospectus, 2,000 shares are issued and outstanding. The following is a description of the principal terms, rights and obligations of the Series B preferred stock.


         DIVIDENDS. A holder of the Series B preferred stock shall be entitled to receive cumulative dividends of 5% per annum, based on the stated value of $1,000 per share, accruing from December 22, 2004 and payable quarterly beginning January 1, 2005.


         VOTING RIGHTS. Except as otherwise required by law, a holder of shares of Series B preferred stock does not have the right to vote on matters that come before our shareholders.

         LIQUIDATION PREFERENCE. In the event of a dissolution or winding up of our company, each holder of the Series B preferred stock is entitled to a liquidation preference of $1,000 per share of preferred stock held plus any declared but unpaid dividends on such share, prior to any payment to the holders of our common stock or any other stock of our ranking junior to the Series B preferred stock with regard to any distribution of assets upon liquidation, dissolution or winding up of our company.


         CONVERSION. Shares of Series B preferred stock may, at the option of the holder, be converted at any time or from time to time into shares of common stock at the initial conversion price of $0.43 per share, subject to adjustment in the event of a stock dividend, stock split, sale of common stock by the company at a price less than the then current exercise price, rights offering to shareholders, or pro rata distribution to shareholders; provided, that a holder of Series B preferred stock may at any given time convert only up to that number of shares of Series B preferred stock so that, upon conversion, the aggregate beneficial ownership of our common stock of such holder and all persons affiliated with such holder does not exceed 4.99% of the then outstanding common stock. The number of shares into which one share of preferred stock shall be convertible shall be determined by dividing $1,000 by the then existing conversion price.


         The conversion price may be reduced if we sell common stock or other securities convertible into or exercisable for common stock at a per share price, exercise price or conversion price lower than the conversion price then in effect (other than in connection with an acquisition of the securities, assets or business of another company, joint ventures and employee stock options).

         REDEMPTION. We are to redeem all of the then outstanding shares of Series B preferred stock on December 22, 2009. At our option, we may redeem the Series B preferred stock at 120% of the stated value, plus accrued and unpaid dividends, if certain conditions have been met. Holders may require us to redeem the Series B preferred stock at 120% of the stated value, plus accrued and unpaid dividends, should certain events occur, such as our failure to have this registration statement effective by June 20, 2005, lapse of effectiveness of this registration statement, our failure to deliver stock certificates upon conversion of the Series B preferred stock on a timely basis, breach of any of the terms or covenants of the securities purchase agreement executed with the purchasers of the preferred stock, a change of control transaction, bankruptcy, or failure of the common stock to be quoted on the OTC Bulletin Board for more than five trading days.


         The above description of the Series B preferred stock summarizes the material terms and provisions of that series of stock. However, it does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation filed as an exhibit to our current report on Form 8-K dated December 22, 2004, filed December 23, 2004.


WARRANTS

         In connection with the sale of the Series B Preferred Stock, we issued warrants and may issue additional warrants to the purchasers of the Series B Preferred Stock. The warrants give the holders the right to initially purchase from us, for a period of five years, an aggregate of 2,325,584 shares of our common stock for $0.55 per share as of the date of issuance. Certain events may transpire that lower the applicable exercise price under the warrants, increase the number of warrants, or otherwise give the holders rights to additional shares of common stock. Both the number of warrants and the exercise price of the warrants are subject to anti-dilution adjustments in the event of certain future issuances of securities or derivative securities, stock dividends, stock splits, stock combinations and any other similar transactions. The warrants also give the holders the right to any additional rights, including those obtained through the consolidation, merger or sale of assets of the company or a similar transaction, that are granted, issued or sold to our shareholders as if the holders had held the number of shares of common stock acquirable upon the complete exercise of the warrants at the time such rights become available to the shareholders.


         We also issued to Ascendiant Securities, LLC warrants for the purchase of up to 1,674,419 shares of common stock at $0.55 per share. The warrants are exercisable for a five-year period commencing from the date on which the right to exercise the warrants vested. The warrants are currently vested as to 372,093 shares. Further vesting will occur as warrants and the Additional Investment Right securities are exercised. The warrants contain piggyback registration rights and a net exercise provision.


ADDITIONAL INVESTMENT RIGHTS

         We granted Additional Investment Rights to the purchasers of the preferred stock, which entitle the purchasers to buy up to $4,000,000 of preferred stock and warrants on the same terms for period of six months following the effective date of this registration statement.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc. Its address is One Preston Park, 2301 Ohio Drive, Suite 100, Plano Texas 75093, and its telephone number is (972) 612-4120.

                              SELLING STOCKHOLDERS

         The shares of common stock being offered by the selling shareholders are issuable upon conversion of or as dividends on the Series B preferred stock or upon exercise of the warrants. We are registering the shares in order to permit the selling shareholders to offer the shares of common stock for resale from time to time. Except in the case of Seaside Holdings Inc. and Ascendiant Securities LLC, the selling shareholders have not had any material relationship with us within the past three years, other than the ownership of the preferred stock and the warrants.

         The controlling shareholder of Seaside Holdings Inc. is our president and chief executive officer and a director, Nicholas Miller. Mr. Miller is also an officer and director of Seaside Holdings Inc.


         We entered into an agreement with Ascendiant Securities, LLC on August 26, 2004, in which Ascendiant agreed to use its best efforts to act as a financial advisor and placement agent for us in connection with the structuring, issuance, and sale of securities. We agreed to pay Ascendiant a cash commission of $160,000 and a non-accountable expense allowance of $25,000, and issued Ascendiant warrants for the purchase of up to 1,674,419 shares of common stock at $0.55 per share. The warrants are exercisable for a five-year period commencing from the date on which the right to exercise the warrants vested. The warrants are currently vested as to 372,093 shares. Further vesting will occur as warrants and the Additional Investment Right securities are exercised. The warrants contain piggyback registration rights and a net exercise provision. Accordingly, we are also registering shares of common stock underlying warrants issued to Ascendiant Securities, LLC as the "finders" of this preferred stock financing transaction.


         The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by the selling shareholders. The second column lists the number of shares of common stock held, plus the number of shares of common stock, based on its ownership of the preferred stock, the warrants, and Additional Investment Rights, that would have been issuable to the selling shareholders as of the date of this prospectus, assuming conversion of all shares of preferred stock and exercise of the warrants and Additional Investment Rights held by the selling shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of common stock being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

         In accordance with the terms of the registration rights agreement with the holders of the preferred stock and the warrants, this prospectus generally covers the resale of at least that number of shares of common stock equal to 125% of:

         (i) all of the shares of common stock issuable upon conversion in full of the preferred stock,
         (ii) all shares of common stock issuable upon exercise of the warrants,
         (iii) all of the Additional Investment Right Shares,
         (iv) all shares of common stock issuable upon exercise of the warrants issued to Ascendiant Securities, LLC,
         (v) any securities issued or issuable upon any stock split, dividend or other distribution recapitalization or similar event with respect to the foregoing and
         (vi) any additional shares issuable in connection with any anti-dilution provisions in the preferred stock, the warrants or the warrants issued to Ascendiant Securities, LLC.

         Under the terms of the preferred stock and the warrants, the selling shareholders may not convert the preferred stock, or exercise the warrants, to the extent such conversion or exercise would cause the selling shareholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the preferred stock which has not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                   NUMBER OF                            OWNERSHIP AFTER OFFERING
                                                    SHARES            SHARES            ------------------------
                                                 BENEFICIALLY     REGISTERED FOR
     NAME OF SELLING SHAREHOLDER              OWNED(1)<F1>(2)<F2>    RESALE(2)<F2>     SHARES          PERCENT

Ascendiant Capital Group, LLC (3)<F3>               1,046,511        1,405,123            0                0%
Ascendiant Securities, LLC (3)<F3>                    372,093        1,674,419            0                0%
Bluegrass Growth Fund, LP (4)<F4>                   2,616,279        3,512,806            0                0%
Bluegrass Growth Fund, Ltd. (4)<F4>                 2,616,279        3,512,806            0                0%
Bradley N. Rotter Self Employed Pension  Plan
& Trust (5)<F5>                                     2,616,279        3,512,806            0                0%
Centrum Bank AG, Vaduz (6)<F6>                      1,569,768        2,107,684            0                0%
Clarion Finanz AG (7)<F7>                           1,569,768        2,107,684            0                0%
Meadowbrook Opportunity Fund LLC (8)<F8>            2,616,279        3,512,806            0                0%
Penn Footwear (9)<F9>                               1,569,768        2,107,684            0                0%
Seaside Holdings Inc. (10)<F10>                       523,254          702,561            0                0%
Stonestreet Limited Partnership (11)<F11>           2,616,279        3,512,806            0                0%
Whalehaven Capital Fund Limited (12)<F12>           1,569,768        2,107,684            0                0%
----------------

(1)<F1> The number of shares of common stock considered beneficially owned by each selling shareholder equal that number of shares of our common stock that such selling shareholder could acquire by converting its preferred stock at the initial conversion price of $0.43 per share, by exercising the warrants, and by exercising the Additional Investment Rights. Shares issuable as payment of dividends have been excluded.

(2)<F2> The selling shareholders may sell up to 29,776,867 shares of our common stock under this document. As discussed in footnote (1) above, the selling shareholders may convert the preferred stock into shares of our common stock at any time at the initial conversion price of $0.43 per share, subject to certain adjustments.

         Therefore, as required by the registration rights agreement entered into among us and the selling shareholders, which requires us to register at least 125% of the shares of our common stock underlying the preferred stock, warrants, shares issuable as dividends, Additional Investment Right Shares, and warrants issued to Ascendiant Securities, LLC, the total number of shares of common stock covered by this document and which may be offered by the selling shareholders is 29,776,867 shares.

(3)<F3> Mark Bergendahl and Bradley J. Wilhite exercise voting and/or dispositive powers with respect to these shares.

(4)<F4> Deborah Solomon and Brian Shatz exercise voting and/or dispositive powers with respect to these shares.

(5)<F5> Bradley Rotter exercises voting and/or dispositive powers with respect to these shares.

(6)<F6> Gerhard Roesli exercises voting and/or dispositive powers with respect to these shares.

(7)<F7> Carlo Civelli exercises voting and/or dispositive powers with respect to these shares.

(8)<F8> Michael Ragins exercises voting and/or dispositive powers with respect to these shares.

(9)<F9> Jeff Davidowitz exercises voting and/or dispositive powers with respect to these shares.

(10)<F10>Nicholas Miller exercises voting and/or dispositive powers with respect to these shares.

(11)<F11>Michael Finkelstein exercises voting and/or dispositive powers with respect to these shares.

(12)<F12>Evan Schemenauer and Arthur Jones exercise voting and/or dispositive powers with respect to these shares.


                              PLAN OF DISTRIBUTION

         Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o     privately negotiated transactions;

         o settlement of short sales entered into after the date of this prospectus;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o     a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o     any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.


         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders may also loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).



         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. Ascendiant Capital Group, LLC is an affiliated of Ascendiant Securities, LLC, a registered broker-dealer. It purchased its preferred shares and warrants in the ordinary course of business.


         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.



                                  LEGAL MATTERS

         Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has given an opinion on the validity of the securities.


                                     EXPERTS


         We have included herein the consolidated financial statements of the company as of December 31, 2004 and 2003, and for the years ended December 31, 2004 and 2003, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, whose report has also been included in this prospectus, and upon the authority of that firm as experts in accounting and auditing. The report of KPMG LLP on the December 31, 2004 consolidated financial statements includes an explanatory paragraph that states that we have an accumulated deficit and have incurred negative cash flows from operations, factors which raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                             ADDITIONAL INFORMATION

         We have been subject to the reporting requirements under federal securities laws since June 2002. We have filed with the SEC a registration statement on Form SB-2 and amendments to the registration statement with respect to the securities offered through this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that are part of the registration statement. For further information about the securities and us, you should review the registration statement and the exhibits and schedules. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

         You can inspect the registration statement, as well as the exhibits and the schedules, filed with the SEC without charge, at the SEC's office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. You can also obtain copies of these materials from the SEC's Public Reference Section at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at HTTP://WWW.SEC.GOV.


                             REPORTS TO STOCKHOLDERS

         We are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports, proxy statements, and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year, proxy statements, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

                          INDEX TO FINANCIAL STATEMENTS


Consolidated Financial Statements - December 31, 2004 and 2003

   Independent Auditors' Report..............................................F-1

   Consolidated Balance Sheets
      December 31, 2004 and 2003.............................................F-2

   Consolidated Statements of Loss
      Years Ended December 31, 2004 and 2003.................................F-3

   Consolidated Statement of Stockholders' Equity (Deficiency)
      and Comprehensive Loss Years Ended December 31, 2004 and 2003..........F-4

   Consolidated Statements of Cash Flows
      Years Ended December 31, 2004 and 2003.................................F-5

   Notes to Consolidated Financial Statements................................F-6

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Cirond Corporation



We have audited the accompanying consolidated balance sheets of Cirond Corporation as of December 31, 2004 and 2003, and the related consolidated statements of loss, stockholders' equity (deficiency) and comprehensive loss and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Cirond Corporation as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2(a) to the consolidated financial statements, the Company has an accumulated deficit and has negative cash flow from operations, factors that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in note 2(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ KPMG LLP


Chartered Accountants

Kelowna, Canada

February 10, 2005

CIROND CORPORATION

Consolidated Balance Sheets

(Expressed in United States dollars)

December 31, 2004 and 2003

========================================================================================================
                                                                            2004                2003
--------------------------------------------------------------------------------------------------------
ASSETS

Current assets:
     Cash                                                              $   1,308,086      $      86,066
     Amounts receivable, net of allowance of nil (2003 - $nil)                14,883             19,679
     Prepaid expenses and deposits                                            17,873             12,492
     ---------------------------------------------------------------------------------------------------
                                                                           1,340,842            118,237

Property, plant and equipment (note 4)                                        57,875             54,497

Website development (note 5)                                                   6,342              9,512

--------------------------------------------------------------------------------------------------------
                                                                       $   1,405,059      $     182,246
========================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
     Accounts payable and accrued liabilities                          $     188,698      $     165,522
     Consulting fees payable (note 6)                                        134,611            130,000
     Deferred revenue                                                          5,874              6,884
     Dividends payable                                                         2,466                  -
     Share subscriptions payable (note 7)                                    400,000            375,000
     Loan payable (note 8)                                                      -                75,000
     Due to stockholder (note 9)                                             111,575            171,576
     ---------------------------------------------------------------------------------------------------
                                                                             843,224            923,982

Redeemable, convertible preferred stock with a par value of
   $0.001.  25,000,000 authorized, 2,000 issued (December 31,
   2003 - nil), net of deferred financing costs (note 10)                     70,500                  -

Stockholders' equity (deficiency):
     Capital stock:
           100,000,000  voting common shares, with $0.001 par value
                        authorized, 37,110,000 issued (December 31,
                        2003 - 34,460,000)                                    37,110             34,460

     Additional paid-in capital                                            3,595,739            915,913
     Deficit                                                              (3,141,514)        (1,692,109)
     ---------------------------------------------------------------------------------------------------
                                                                             491,335           (741,736)
Going concern (note 2(a))
Commitments (note 12)
Subsequent event (note 14)
--------------------------------------------------------------------------------------------------------
                                                                       $   1,405,059      $     182,246
========================================================================================================

See accompanying notes to consolidated financial statements.

CIROND CORPORATION

Consolidated Statements of Loss

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

=========================================================================================================
                                                                             2004          2003
---------------------------------------------------------------------------------------------------------
Revenue:
     Software license fees                                            $      955,931       $      27,649


Expenses:
     Advertising and promotion                                               220,715              69,471
     Amortization                                                             26,045              24,650
     Consulting fees (note 6)                                                868,883             255,945
     Foreign currency exchange loss                                            4,855               2,408
     Interest                                                                  3,532               1,867
     Office and administrative                                                72,387              22,192
     Professional fees                                                       203,775             100,071
     Research and development                                                576,894             404,886
     Salaries and benefits                                                   238,598              98,894
     Travel                                                                  181,413             111,232
     ----------------------------------------------------------------------------------------------------
                                                                           2,397,097           1,091,616

---------------------------------------------------------------------------------------------------------
Loss before interest income                                               (1,441,166)         (1,063,967)

Interest income                                                                3,727                   5

---------------------------------------------------------------------------------------------------------
Loss                                                                  $   (1,437,439)      $  (1,063,962)
=========================================================================================================

Weighted average number of common shares outstanding,
   basic and diluted                                                      35,451,397          18,722,082

Loss per common share, basic and diluted                              $        (0.04)      $       (0.06)
=========================================================================================================

See accompanying notes to consolidated financial statements.

CIROND CORPORATION

Consolidated Statement of Stockholders' Equity (Deficiency) and Comprehensive
Loss

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

====================================================================================================================================
                                                                                                                              Total
                                                                                      Additional                      stockholders'
                                                                  Common Stock           paid-in                             equity
                                                              Shares        Amount       capital         Deficit        (deficiency)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2002                                17,000,000    $    1,700   $   298,672    $   (503,500)     $    (203,128)

Shares held by Cirond stockholders and effect
   of recapitalization transaction (note 3)               16,160,000             1             -        (124,647)          (124,646)

Promissory notes converted to shares at $0.50
   per share (note 3)                                      1,300,000           130       649,870               -            650,000

Adjustment to capital stock to equal par value
   of Cirond capital stock                                         -       132,629       (32,629)              -                  -

Comprehensive loss:
   Loss                                                            -             -             -      (1,063,962)        (1,063,962)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2003                                34,460,000        34,460       915,913      (1,692,109)          (741,736)
Common shares issued for cash at $0.50 per share
   (net of costs)                                            700,000           700       322,800               -            323,500
Common shares issued for share subscriptions                 750,000           750       374,250               -            375,000
Common shares issued for consulting services held
   in escrow (note 11)                                     1,200,000         1,200       228,776               -            229,976
Financing cost assigned to warrants issued in
   connection with redeemable, convertible preferred
   shares less financing costs (note 10)                           -             -       569,000               -            569,000
Beneficial conversion option on redeemable, convertible
   of preferred shares (note 10)                                   -             -     1,185,000               -          1,185,000
Accretion of discount on redeemable, convertible
   preferred shares (note 10)                                      -             -             -          (8,900)            (8,900)
Amortization of deferred financing costs (note 10)                 -             -             -            (600)              (600)
Dividend on redeemable, convertible preferred shares               -             -             -          (2,466)            (2,466)
Comprehensive loss:
   Loss                                                            -             -             -      (1,437,439)        (1,437,439)

------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2004                                37,110,000    $   37,110   $ 3,595,739    $ (3,141,514)     $     491,335
====================================================================================================================================

See accompanying notes to financial statements.

CIROND CORPORATION

Consolidated Statements of Cash Flows

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

======================================================================================================
                                                                              2004               2003
------------------------------------------------------------------------------------------------------
Cash provided by (used in):

Operations:
     Loss                                                            $  (1,437,439)     $  (1,063,962)
     Item not involving cash:
         Amortization                                                       26,045             24,650
         Common shares issued for services                                 229,976                  -
     Changes in non-cash working capital:
         Amounts receivable                                                  4,796            (16,166)
         Prepaid expenses and deposits                                      (5,381)           (12,080)
         Accounts payable and accrued liabilities                           23,176             69,807
         Consulting fees payable                                            (4,611)            65,000
         Deferred revenue                                                   (1,010)             6,884
     -------------------------------------------------------------------------------------------------
                                                                        (1,155,226)          (925,867)
Financing:
     Common shares issued for cash, net of costs                           323,500                  -
     Redeemable, convertible, preferred shares and
       warrants issued for cash, net of financing costs                  1,815,000                  -
     Promissory note proceeds                                                    -            650,000
     Share subscriptions proceeds                                          400,000            375,000
     Loan payable repayment                                                (75,000)                 -
     Advances from (to) stockholder                                        (60,001)            28,421
     -------------------------------------------------------------------------------------------------
                                                                         2,403,499          1,053,421

Investing:
     Expenditures on website development                                         -                  -
     Expenditures on property, plant and equipment                         (26,253)           (53,171)
     Advances to Cirond prior to recapitalization
       transaction (note 3)                                                      -            (55,157)
     Cash acquired on recapitalization transaction
       (note 3)                                                                  -              6,705
     -------------------------------------------------------------------------------------------------
                                                                           (26,253)          (101,623)

------------------------------------------------------------------------------------------------------
Increase in cash                                                         1,222,020             25,931

Cash, beginning of period                                                   86,066             60,135

------------------------------------------------------------------------------------------------------
Cash, end of period                                                  $   1,308,086      $      86,066
======================================================================================================

Supplementary information:
  Interest paid                                                      $       3,532      $       1,867
  Income taxes paid                                                  $           -      $           -
======================================================================================================

Non-cash financing and investing activities:
     Common shares issued for share subscription
       proceeds in the previous period                               $     375,000      $           -
     Common shares issued upon conversion of
       promissory notes (note 3)                                     $           -      $     650,000
     Net liabilities assumed on recapitalization
       transaction (note 3)                                          $           -      $      76,194
======================================================================================================

See accompanying notes to consolidated financial statements.

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================

1.   OPERATIONS:

     Cirond Corporation ("Cirond" or the "Company") is incorporated under the laws of the State of Nevada. The Company develops software solutions and provides network security products and consulting services to governments and private sector businesses to combat the threat to wired networks represented by the deployment of unauthorized wireless networks. The Company's solutions can also be used to implement, secure and manage wireless networks. The Company's financial statements for the year ended December 31, 2003 and prior years included additional disclosure for development stage enterprises.

2.   SIGNIFICANT ACCOUNTING POLICIES

     a)  Going concern

         These financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities and commitments in the normal course of business for the foreseeable future. The Company has an accumulated deficit of $3,141,514 and has incurred negative cash flow from operations. This factor raises substantial doubt as to the Company's ability to continue as a going concern.

         The application of the going concern concept is dependent upon the Company's ability to receive continued financial support from its creditors, stockholders and external investors and attaining profitable operations through the sale of its software. These consolidated financial statements do not give effect to any adjustment should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts differing from those reflected in the consolidated financial statements. Management plans to obtain equity and debt financing from external investors and to actively market its wireless technology applications.

         Management believes the plan described above will be sufficient to meet the Company's liabilities and commitments as they become payable over the next twelve months. There can be no assurance that management's plan will be successful. Failure to obtain the support of additional external investors to finance the development and marketing of the Company's wireless technology applications will cause the Company to curtail operations and impair the Company's ability to continue as a going concern.

CIROND CORPORATION

Notes to Consolidated  Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     b) Basis of consolidation

         These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned subsidiaries Cirond Networks Inc. and Cirond Networks (Canada) Inc. All material intercompany balances and transactions have been eliminated.

         Effective November 25, 2003, the Company issued 17,000,000 common shares in consideration for 100% of the outstanding common shares of Cirond Networks, Inc. ("CNI"). As CNI stockholders obtained control of the Company through the exchange of shares, the acquisition of CNI has been accounted for in these consolidated financial statements as a recapitalization transaction, effectively as if CNI had issued shares for consideration equal to the net tangible assets of Cirond followed by a recapitalization of its common shares (note 3).

         On November 23, 2003, the Company's name was changed from eXmailit.com to Cirond Corporation.

         The consolidated statements of loss, stockholders' deficiency and comprehensive loss and cash flows reflect the results of operations and changes in financial position of CNI, for the period from its incorporation, combined with those of the legal parent, Cirond, from November 25, 2003, the date of the recapitalization.

     c)  Property, plant and equipment

         Property, plant and equipment, consisting of computer hardware and software and office equipment, are recorded at cost. The Company monitors the recoverability of property, plant and equipment based on estimates using factors such as expected future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets or be realized on sale. The Company recognizes an impairment loss if the projected undiscounted future cash flows are less than the carrying amount. The amount of the impairment charge, if any, is measured equal to the excess of the carrying value over the expected future cash flows discounted using the Company's average cost of funds. To date no such impairment has been indicated. Amortization is provided on a straight-line basis at the following annual rates which are intended to amortize the cost of assets over their estimated useful life:

         =======================================================================
                                                                         Rate
         -----------------------------------------------------------------------

         Computer hardware                                                33%
         Computer software                                                50%
         Furniture and equipment                                          20%
         =======================================================================

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     d)  Website development

         Website development costs incurred in the planning stage are expensed as incurred. The costs of application and infrastructure development incurred subsequent to the preliminary project stage that have received management approval for further development, are capitalized and amortized on the straight-line method over their estimated useful life (estimated to be three years). Once the website is developed, operating costs are expensed as incurred.

     e)  Revenue recognition

         In accordance with the provisions of the American Institute of Certified Public Accountant's Statement of Position 97-2 "Software Revenue Recognition", revenue from software license sales, both directly and through value-added resellers, is recognized once delivery has occurred, evidence of an arrangement exists, the fee is fixed and determined and collection of the fee is probable, provided there are no significant vendor obligations remaining. The Company estimates allowances for returns arising from warranty provisions based on historical experience. For multiple element arrangements, where Vendor Specific Objective Evidence ("VSOE") of fair value is available for all elements, the contract value is allocated to each element proportionately based upon relative VSOE of fair value and revenue is recognized separately for each element. Where VSOE of fair value is available for all undelivered elements, the residual method is used to value the delivered elements. Where VSOE of fair value is not available for an undelivered element all revenue for the arrangement is deferred until the earlier of the point at which VSOE does exist or all elements of the arrangement have been delivered, unless the undelivered elements are post contract customer support arrangements, in which case the arrangement revenue is recognized ratably, or services, in which case the arrangement revenue is recognized as the services are provided. Periodically we sell to value-added resellers ("VAR") under terms consistent with those applied to other customers. We do not offer price protection or rights of return to VARs and consideration terms and sales are not dependant on the option of the resellers.

     f)  Product development costs

         Costs for the development of new software are expensed as incurred until technological feasibility has been established, at which time any additional development costs are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". The Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, accordingly, no costs have been capitalized to date.

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003
================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     g)  Income taxes

         The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         When it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided for the excess.

         The Company has estimated consolidated non-capital losses available to reduce future years' taxable income of approximately $3,000,000. No amount has been reflected on the consolidated balance sheet for deferred income taxes as any deferred income tax asset has been fully offset by a valuation allowance.

     h)  Loss per common share

         Basic loss per common share has been calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Income available to common shareholders is after deduction for dividends declared and cumulative dividends on preferred shares, if any. As the Company has a net loss in each of the periods presented, basic and diluted loss per share are the same.

     i)  Stock based compensation

         The Company has an outstanding stock option plan that is subject to final shareholder approval, pursuant to which the Company has reserved 6,710,000 shares of common stock to grant to certain employees, officers, directors and consultants.

         The Company accounts for its employee (including director) stock-based compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25. "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES", and related interpretations. Under this method stock-based compensation expense is only recorded to the extent that equity securities are issued to employees at an exercise price less than the market value at the date of grant. Stock options, common stock and other equity instruments issued to non-employees for services received is based upon the fair value of the equity instruments issued, as the services are provided and the securities earned.

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     i)  Stock based compensation (continued)

         SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", requires entitles that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net earnings
         (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.

         For the years ended December 31, 2004 and 2003, no stock options were granted or irrevocably committed to be issued to employees, officers, directors or consultants. Accordingly, there would be no difference between the Company's reported loss and loss per common share for these periods had the Company accounted for compensation costs based on the fair value of stock options issued for services under SFAS No. 123.

     j)  Translation of financial statements

         The Company's functional currency is the United States dollar. The Company's subsidiary, Cirond Networks (Canada) Inc. ("CNI Canada") operates in Canada and incurs the majority of its expenses in Canadian dollars, however the United States dollar has been determined to be its functional currency, as CNI Canada is entirely reliant upon the Company to fund its operations and the majority of the Company's consolidated sales are in United States dollars and to the United States customers. Accordingly the method of translation of Canadian dollar balances into the United States dollar is as follows:

         i) Monetary assets and liabilities are translated at the rate of exchange in effect at the balance sheet date.

         ii) Non-monetary assets and liabilities are translated at the rate of exchange in effect at the date the transaction occurred.

         iii) Revenues and expenses are translated at the exchange rate in effect at the transaction date.

         iv) The net adjustment arising from the translation is included in the consolidated statement of loss.

     k)  Recent accounting pronouncements

         During January 2003, the FASB issued, and subsequently revised, its Interpretation No. 46, Consolidation of Variable Interest Entities. The interpretation addresses consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company is required to apply the consolidation provisions of the interpretation as of the beginning of its second quarter of fiscal 2004. Implementation of Interpretation No. 46, as revised, has not had a material effect on the Company's financial position or results of operations.

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     k)  Recent accounting pronouncements (continued)

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments issued in the form of shares that are mandatorily redeemable as well as certain other financial instruments be classified as liabilities in the financial statements. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. In the year ended December 31, 2004, the Company issued redeemable, convertible preferred stock, the presentation of which, in accordance with SFAS 150, was reviewed by management (note 10).

         FASB issued a revision of SFAS No. 123 "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("SFAS No. 123(R)"). SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The compensation cost is to be recognized over the service period which is determined by the vesting period. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The adoption of a revised SFAS 123 will impact the Company's operating expenses and shareholders' equity (deficiency) to the extent that the Company issues a stock option in consideration for services in connection with its proposed stock option plan (note 2(i)).

     l)  Use of estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================


3.   RECAPITALIZATION TRANSACTION:


     Effective November 25, 2003, CNI and Cirond executed an amended share exchange agreement. At November 25, 2003, Cirond was a shell company without substantive operations. Just prior to the share exchange, Cirond effected a 16:1 forward stock split followed by a cancellation of 47,840,000 common shares reducing the total outstanding common shares of the Company to 16,160,000. The Company then issued 17,000,000 common shares to the stockholders of CNI in consideration for all of the issued and outstanding common shares of CNI. As the former stockholders of CNI
     obtained   control  of  the  Company  through  the  share  exchange,   this
     transaction has been accounted for in these financial statements as a recapitalization transaction. Under recapitalization accounting, CNI is considered to have issued common shares for consideration equal to the net monetary assets of Cirond with the results of Cirond operations included in the consolidated financial statements from the date of recapitalization.

     Net deficiency assumed:
       Cash                                                       $       6,705
       Accounts payable and accrued liabilities                          (1,194)
       Loan payable                                                     (75,000)
       Advances from CNI prior to recapitalization transaction          (55,157)
     ---------------------------------------------------------------------------
                                                                       (124,646)

     Consideration given for net deficiency assumed:
       17,000,000 common shares issued                                        1

       Charge to deficit                                               (124,647)
     ---------------------------------------------------------------------------
                                                                  $    (124,646)
     ===========================================================================

     Immediately subsequent to the recapitalization transaction, the Company issued 1,300,000 common shares in exchange for $650,000 of promissory notes in CNI.

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================


4.   PROPERTY, PLANT AND EQUIPMENT:

     ==========================================================================
     2004                                     Cost    Accumulated      Net book
                                                     amortization         value
     --------------------------------------------------------------------------

     Computer hardware                 $    56,732    $    19,545   $    37,187
     Computer software                      14,485          9,752         4,733
     Furniture and equipment                28,349         12,394        15,955
     --------------------------------------------------------------------------
                                       $    99,567    $    41,692   $    57,875
     ==========================================================================


     ==========================================================================
     2003                                     Cost    Accumulated      Net book
                                                     amortization         Value
     --------------------------------------------------------------------------

     Computer hardware                 $    41,892    $    10,127   $    31,765
     Computer software                       9,233          6,457         2,776
     Furniture and equipment                25,386          5,430        19,956
     --------------------------------------------------------------------------
                                       $    76,511    $    22,014   $    54,497
     ==========================================================================



5.   WEBSITE DEVELOPMENT:

     ==========================================================================
     2004                                     Cost    Accumulated      Net book
                                                     amortization         Value
     --------------------------------------------------------------------------

     Website development costs         $    19,025     $   12,683   $     6,342

     ==========================================================================

     ==========================================================================
     2003                                     Cost    Accumulated      Net book
                                                     amortization         Value
     --------------------------------------------------------------------------

     Website development costs         $    19,025     $    9,513   $     9,512

     ==========================================================================

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================


6.   RELATED PARTY TRANSACTIONS:

     During the year ended December 31, 2004, the Company incurred consulting fees from a company controlled by the President and Chief Executive Officer totaling $180,000 (2003 - $120,000). At December 31, 2004, $40,000 (2003 -
     $40,000) of these consulting fees were included in consulting fees payable.

     During the year ended December 31, 2004, the Company incurred consulting fees from a Company controlled by the Chief Technology Officer totaling $120,000 (2003 - $120,000). At December 31, 2004 $70,000 (2003 - $80,000)
     of those consulting fees were included in accounts payable and accrued liabilities consulting fees payable.

     The amounts were incurred in the normal course of operations and are recorded at the exchange amount, which is the amount established and agreed to by the related parties.

7.   SHARE SUBSCRIPTIONS PAYABLE:

     In April 2004, the Company received a subscription for 4,000,000 common shares and common share purchase warrants for aggregate cash proceeds of $2 million pursuant to an irrevocable subscription agreement. The subscriber was granted common share purchase warrants as follows:


     ===========================================================================
     Number of common shares       Exercise price                   Expiry date
     ---------------------------------------------------------------------------

     1,000,000                        $      0.50                April 19, 2005
     1,000,000                        $      0.75                April 19, 2005
     1,000,000                        $      1.00                April 19, 2006
     1,000,000                        $      1.25                April 19, 2006
     ===========================================================================

     In May 2004, the subscriber requested that his investment be rescinded and, without waiving any of its rights it may have against the subscriber, the Company returned $1.5 million, and subsequently repaid $100,000, of the $2.0 million share subscription to the subscriber. As at December 31, 2004 and subsequent to December 31, 2004, the Company offered to return the remaining $400,000 to the subscriber upon execution of a mutual settlement agreement. The subscriber has refused the offer. If such refusal continues, the Company intends to issue common shares and common share purchase warrants under the terms initially agreed to. The outcome of this matter, including the settlement of the liability through the payment of cash or issuance of common shares and common share purchase warrants and if additional costs will be incurred on the settlement of the liability, cannot be determined at this time.

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================


8.   LOAN PAYABLE:

     The loan payable was unsecured, non-interest bearing and not subject to a written agreement. The loan was repaid in the year ended December 31, 2004.

9.   DUE TO STOCKHOLDER:

     The amount due to a stockholder is unsecured, non-interest bearing and has no fixed terms of repayment.

10.  REDEEMABLE, CONVERTIBLE PREFERRED STOCK:

     On December 22, 2004 the Company entered into Securities Purchase Agreements with several accredited investors pursuant to which the Company agreed to sell, and the Investors agreed to purchase, 2,000 shares of Series B 5% Convertible Preferred Stock, warrants to purchase 2,325,584 shares of common stock, and Additional Investment Rights for a total consideration of $2,000,000. The warrants are exercisable for five years at $0.55 per share. The Preferred Stock may be converted into shares of common stock at a price of $0.43 per share at any time after issuance. The Additional Investment Rights entitle the Purchasers to buy up to $4,000,000 of Preferred Stock and warrants on the same terms for period of six months following the effective date of a Registration Statement on Form SB-2 related to common shares to be issued on conversion or redemption of the preferred shares. In connection with the subscription, Cirond paid Ascendiant Securities, LLC a cash commission of $160,000 and a non-accountable expense allowance of $25,000, and issued Ascendiant warrants for the purchase of up to 1,674,419 shares of common stock at $0.55 per share. The warrants are exercisable for a five-year period commencing from the date on which the right to exercise the warrants vested. The warrants are currently vested as to 372,093 shares. Further vesting will occur as warrants and Additional Investment Right securities are exercised. The warrants contain piggyback registration rights and a net exercise provision.

     The terms of the preferred stock provide that on the fifth anniversary of the original issue date (December 22, 2009), the Company shall redeem all of the then outstanding shares of preferred stock, for an amount in cash, or if certain conditions are met during the 30 days prior to the redemption date and at the election of the Company, in shares of common stock. Accordingly, only unconverted preferred shares will be subject to this redemption feature. As the redemption feature of the preferred shares is contingent upon the holder not having converted the preferred shares into common shares prior to the specified date, management has concluded that the redeemable, convertible preferred shares are not required to be classified as a liability under SFAS 150 but that this feature represents a contingent redemption feature under paragraph 10 of the standard. However, as all of the conditions, as defined in the Securities Purchase Agreement, must be met for the Company to be able to redeem any outstanding shares for other then cash, management has concluded that the preferred shares must be classified outside of permanent shareholders' deficiency in accordance with SEC Regulation S-X5-02(28).

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================


10.  REDEEMABLE, CONVERTIBLE PREFERRED STOCK (CONTINUED):

     The gross proceeds of $2,000,000 and net proceeds of $1,815,000 have been allocated between the redeemable preferred stock and common share purchase warrants based on their relative fair values at the issue date. The fair value of the warrants was estimated using the Black Scholes option pricing model using the expected useful lives of the warrants, a volatility factor of 90%, a risk free rate of 4.0% and no assumed dividend rate. Accordingly, $627,000 of the gross proceeds and $569,000 of the net proceeds were assigned to warrants and included in additional paid-in capital and $1,373,000 of the gross proceeds and $1,246,000 of the net proceeds were assigned to redeemable, convertible preferred shares.

     A beneficial conversion option existed at the issue date for the redeemable, convertible preferred shares, as the conversion price of $0.43 per share was less than the quoted market value of the common shares on the issue date. The beneficial conversion option was calculated to be $1,185,000 and recorded as a discount to redeemable, convertible preferred stock and an increase in additional paid-in capital.

     The discount between the redemption amount and allocated proceeds is being accreted to the redemption price on December 22, 2009 and deferred financing costs are being amortized to December 22, 2009 by the interest method with the accretion and amortization charged to deficit. The balances at December 31, 2004 are as follows:

     ===========================================================================================================
                                                    Redeemable
                                                   Convertible                  Deferred
                                                     Preferred                 Financing
                                                        Shares                     Costs                 Total
     -----------------------------------------------------------------------------------------------------------
     Consideration                           $       2,000,000         $        (185,000)      $     1,815,000

     Assigned to warrants                             (627,000)                   58,000              (569,000)
     -----------------------------------------------------------------------------------------------------------
                                                     1,373,000                  (127,000)            1,246,000

     Beneficial conversion option                   (1,185,000)                     -               (1,185,000)
     -----------------------------------------------------------------------------------------------------------
                                                       188,000                  (127,000)               61,000

     Accretion and amortization to
       December 31, 2004                                 8,900                       600                 9,500

     -----------------------------------------------------------------------------------------------------------
     Balance, December 31, 2004              $         196,900         $        (126,400)      $        70,500
     ===========================================================================================================

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================


11.  COMMON SHARES ISSUED FOR CONSULTING SERVICES:

     a) On August 2, 2004, Cirond entered into a Management Services Agreement with Securities Trading Services Inc. ("STS"). The agreement was effective as of August 2, 2004 and has a term of two years. Pursuant to the terms of the agreement, Cirond must issue 1,200,000 shares of its common stock to STS in consideration of services to be provided by STS. Common shares in the name of STS will be held in escrow by Cirond, with Cirond releasing 50,000 shares from escrow for every month as services are performed. STS may not vote any unearned shares held in escrow. In the event of a termination of the agreement by Cirond for breach or cause, Cirond may repurchase and cancel any unearned shares for $0.001 per share in an amount equal to 50,000 shares times the number of months remaining under the agreement after termination. STS was granted piggy-back registration rights in connection with the agreement and the shares are subject to anti-dilution provisions in the event of a consolidation of Cirond's share capital. In addition, upon closing of an equity financing of $1 million dollars, Cirond shall pay a consulting fee in the amount of $5,000 to STS upon the first day of each month over the remaining term of the contract. Subsequent to December 31, 2004, the monthly consulting was increased to an agreed amount of $10,000 per month. Upon closing of an equity financing of $5 million or more, the consulting fee shall be increased to $8,000 per month. The agreement also provides for the accelerated release of shares from escrow, if STS secures financing for Cirond, as follows:

         o   100,000 shares upon STS securing an equity financing of $1 million.
         o An additional 200,000 shares upon STS securing and additional $2 million of equity financing.
         o An additional 450,000 shares upon STS securing an additional $5 million of equity financing.
         o An additional 450,000 shares upon STS securing an additional $5 million of equity.

         Common shares are valued as services are performed and common shares are earned and eligible for release from escrow. To December 31, 2004, $229,976 in compensation expense was recorded for the year in consulting fees and 250,000 common shares were earned and released from escrow. Unearned shares that have not been released from escrow have not been included in the calculation of the weighted average number of common shares, basic and diluted.

12.  COMMITMENTS:

     On May 1, 2003, the Company entered an operating lease for office premises that requires the following annual minimum lease payments:

     ===========================================================================
     2004                                                    $         25,518
     2005                                                    $         28,158
     2006                                                    $          9,674
     ===========================================================================

CIROND CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2004 and 2003

================================================================================

13.  REVENUE:

     During the year ended December 31, 2004, the Company issued a perpetual license for the use of its source code for its existing software products to a third party in exchange for cash proceeds of $700,000. In conjunction with this agreement, the Company will provide support and maintenance services for a one year term for cash proceeds of $100,000. Support and maintenance services are renewable, at the option of the customer, at $100,000 per annum. Subsequent to December 31, 2004, the customer elected not to renew support and maintenance services.

     The Company's revenue from its various product families is as follows:


     ===========================================================================
                                                   2004                  2003
     ---------------------------------------------------------------------------

     Winc products                          $   118,525        $       27,649
     AirPatrol products                          43,280                     -
     Source code license and support            794,126                     -

     ---------------------------------------------------------------------------
                                            $   955,931        $       27,649
     ===========================================================================

14.  SUBSEQUENT EVENT:

     Subsequent  to  December  31,  2004,  the  Company   negotiated  a  revised
     consulting agreement with an arms-length service provider. In connection with the new agreement, the service provider agreed to forgive accounts payable owing to them at December 31, 2004 of $50,000. Accordingly, a gain on settlement of accounts payable will be recognized, in connection with the revised agreement, in the first quarter of 2005.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the corporate laws of the State of Nevada, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Nevada law.


ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be paid by the registrant in connection with the securities being registered are as follows:

            Securities and Exchange Commission filing fee........$       991.91
            Accounting fees and expenses.........................      8,000.00
            Blue sky fees and expenses...........................      1,000.00
            Legal fees and expenses..............................     20,000.00
            Transfer agent fees and expenses.....................      1,000.00
            Printing expenses....................................      1,000.00
            Miscellaneous expenses...............................      1,008.09
                                                                 --------------

            Total................................................$    33,000.00
                                                                 ==============

         All amounts are estimates except the SEC filing fee. The Selling Stockholders will be bearing the cost of its own brokerage fees and commissions and its own legal and accounting fees.


ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

         Within the past three years, the registrant has issued and sold the unregistered securities set forth in the tables below.

-------------------------------------------------------------------------------------------------------------------
                       PERSONS OR CLASS OF
       DATE                  PERSONS                           SECURITIES                        CONSIDERATION
-------------------------------------------------------------------------------------------------------------------
09/18/03 -          6 accredited investors     750,000 shares of common stock              $375,000
11/14/03
-------------------------------------------------------------------------------------------------------------------
11/25/03            Cirond Technologies Inc.   17,000,000 shares of common stock           Shares of Cirond
                    (n/k/a Seaside Holdings                                                Networks, Inc.
                    Inc.)
-------------------------------------------------------------------------------------------------------------------
11/25/03            Cirond Venture Partners    1,300,000 shares of common stock            Payment of $650,000 of
                    Inc., Stumdell Limited,                                                indebtedness of Cirond
                    and Steven Velardi                                                     Networks, Inc.
-------------------------------------------------------------------------------------------------------------------
05/27/04 -          8 accredited investors     700,000 shares of common stock              $350,000 less cash
09/20/04                                                                                   commissions of $26,500
-------------------------------------------------------------------------------------------------------------------

08/02/04            Securities Trading         1,200,000 shares of common stock            Consulting services
                    Services Inc.                                                          valued each months as
                                                                                           services are performed

-------------------------------------------------------------------------------------------------------------------



                                      II-1

-------------------------------------------------------------------------------------------------------------------
                       PERSONS OR CLASS OF
       DATE                  PERSONS                           SECURITIES                        CONSIDERATION
-------------------------------------------------------------------------------------------------------------------

12/22/04            10 accredited investors    2,000 shares of Series B preferred stock    $2,000,000 less cash
                                               and warrants to purchase 2,325,584 shares   commissions of $185,000
                                               of common stock

-------------------------------------------------------------------------------------------------------------------
12/22/04            Ascendiant Securities,     Warrants to purchase 160 shares of Series   Finder's fee
                    LLC                        B preferred stock
-------------------------------------------------------------------------------------------------------------------

         No underwriters were used in the above stock transactions, except for the placement of securities in December 2004. The registrant relied upon the exemption from registration contained in Section 4(2) as to all of the transactions except for the sales of securities to accredited investors. The registrant relied upon Rule 506 for the sales of securities to accredited investors. The registrant also relied upon Rule 506 for the issuance of warrants to Ascendiant Securities, LLC. With regard to the transactions made in reliance on the exemption contained in Section 4(2), the purchasers were deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in the registrant's business. Restrictive legends were placed on the stock certificates evidencing the securities issued in all of the above transactions.


ITEM 27.   EXHIBITS

--------------------------------------------------------------------------------
 REGULATION S-B
     NUMBER                                   EXHIBIT
--------------------------------------------------------------------------------
       2.1 Stock Exchange Agreement by and between Cirond Corporation (f/k/a eXmailit.com) and Seaside Holdings Inc. (f/k/a Cirond Technologies Inc.) dated August 29, 2003 (1)
--------------------------------------------------------------------------------
       2.2 First Amendment to Stock Exchange Agreement by and between Cirond Corporation and Seaside Holdings Inc. (f/k/a Cirond Technologies Inc.) dated November 13, 2003 (1)
--------------------------------------------------------------------------------
       2.3         Articles of Exchange (2)
--------------------------------------------------------------------------------
       3.1         Articles of Incorporation, as amended (3)
--------------------------------------------------------------------------------
       3.2         Bylaws, as amended (4)
--------------------------------------------------------------------------------
       4.1 Certificate of Designation of Series B 5% Convertible Preferred Stock (5)
--------------------------------------------------------------------------------
       5.1         Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C.
--------------------------------------------------------------------------------
      10.1 Management Advisory Services Agreement with Amber Tiger Holdings Corp. dated February 1, 2002 (2)
--------------------------------------------------------------------------------
      10.2 Management Advisory Services Agreement with Headline Technologies Ltd. dated February 1, 2002 (2)
--------------------------------------------------------------------------------
      10.3 Management Advisory Services Agreement with Amber Tiger Holdings Corp. dated January 1, 2004 (2)
--------------------------------------------------------------------------------
      10.4         2004 Stock Option Plan (6)
--------------------------------------------------------------------------------
      10.5 Agreement with Regency Capital Partners dated October 1, 2004, as amended November 2, 2004 (7)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 REGULATION S-B
     NUMBER                                   EXHIBIT
--------------------------------------------------------------------------------
      10.6 Form of Securities Purchase Agreement dated as of December 22, 2004 between Cirond Corporation and the Purchaser named therein (5)
--------------------------------------------------------------------------------
      10.7 Registration Rights Agreement dated December 22, 2004 between Cirond Corporation and the Purchasers named therein (5)
--------------------------------------------------------------------------------
      10.8         Form of Common Stock Purchase Warrant (5)
--------------------------------------------------------------------------------
      10.9         Form of Additional Investment Right (5)
--------------------------------------------------------------------------------

      10.10 Source Code License Agreement dated January 21, 2004 between Computer Associates International, Inc. and Cirond Networks, Inc. (8)

--------------------------------------------------------------------------------
      16.1         Letter from Parker & Co. (1)
--------------------------------------------------------------------------------
       21          Subsidiaries of the registrant (2)
--------------------------------------------------------------------------------
      23.1         Consent of Dill Dill Carr Stonbraker & Hutchings, P.C.
                   Reference is made to Exhibit 5.1
--------------------------------------------------------------------------------
      23.2         Consent of KPMG LLP
--------------------------------------------------------------------------------
----------------------

(1) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated November 25, 2003, filed December 5, 2003.
(2) Incorporated by reference to the exhibits to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 2003, filed May 10, 2004.
(3) Incorporated by reference to the exhibits to the registrant's registration statement on Form 10-SB, filed April 29, 2002.
(4) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated December 17, 2004, filed December 22, 2004.
(5) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated December 22, 2004, filed December 23, 2004.
(6) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated September 20, 2004, filed October 5, 2004.
(7) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated October 1, 2004, filed December 2, 2004.

(8) Incorporated by reference to the exhibits to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 2004, filed March 23, 2005.

ITEM 28.   UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes to:

              (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii)  Include   any   additional   or   changed    material
information on the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Burnaby, Province of British Columbia, on March 22, 2005.


                                        CIROND CORPORATION


                                        By: /s/ NICHOLAS MILLER
                                           -------------------------------------
                                              Nicholas Miller, President


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                                TITLE                                          DATE

/s/ NICHOLAS MILLER            President, Chief Executive Officer and
----------------------------   Director (Principal Executive Officer)               March 22, 2005
Nicholas Miller


/s/ DAVOD REDEKOP              Chief Financial Officer (Principal Financial
----------------------------   Officer and Principal Accounting Officer)            March 22, 2005
David Redekop


/s/ TATE HOLT
----------------------------   Director                                             March 22, 2005
Tate Holt


/s/ BLAINE ARCHER
----------------------------   Director                                             March 22, 2005
Blaine Archer




















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